                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                 March 20, 2005

                                  by and among

                       MEDICIS PHARMACEUTICAL CORPORATION,

                         MASTERPIECE ACQUISITION CORP.,

                                       and

                               INAMED CORPORATION

                                TABLE OF CONTENTS

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
ARTICLE I THE MERGER..............................................................................................1

          Section 1.01.     The Merger............................................................................1
          Section 1.02.     Closing...............................................................................1
          Section 1.03.     Effect of the Merger..................................................................2
          Section 1.04.     Certificate of Incorporation of the Surviving Corporation.............................2
          Section 1.05.     Bylaws of the Surviving Corporation...................................................2
          Section 1.06.     Directors and Officers of the Surviving Corporation...................................2

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
                   CERTIFICATES...................................................................................2

          Section 2.01.     Conversion of Securities..............................................................2
          Section 2.02.     Adjustment to Merger Consideration....................................................4
          Section 2.03.     Dissenting Stockholders...............................................................5
          Section 2.04.     Exchange of Certificates..............................................................6
          Section 2.05.     Stock Transfer Books..................................................................8
          Section 2.06.     Stock Options.........................................................................9
          Section 2.07.     Employee Stock Purchase Plan.........................................................10
          Section 2.08.     Restricted Stock.....................................................................11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................11

          Section 3.01.     Organization and Qualification.......................................................12
          Section 3.02.     Capitalization.......................................................................12
          Section 3.03.     Subsidiaries.........................................................................14
          Section 3.04.     Authority; Non-Contravention; Approvals..............................................14
          Section 3.05.     Reports and Financial Statements.....................................................16
          Section 3.06.     Absence of Undisclosed Liabilities...................................................17
          Section 3.07.     Litigation...........................................................................17
          Section 3.08.     Absence of Certain Changes or Events.................................................18
          Section 3.09.     Registration Statement, Etc..........................................................18
          Section 3.10.     Compliance with Applicable Law; Permits..............................................19
          Section 3.11.     Company Material Contracts; Defaults.................................................20
          Section 3.12.     Taxes................................................................................21
          Section 3.13.     Employee Benefit Plans; ERISA........................................................23
          Section 3.14.     Labor and Other Employment Matters...................................................25
          Section 3.15.     Environmental Matters................................................................26
          Section 3.16.     Intellectual Property................................................................27
          Section 3.17.     Real Property........................................................................30
          Section 3.18.     Regulatory Compliance................................................................32


                                       i
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
          Section 3.19.     Insurance............................................................................34
          Section 3.20.     Opinion of Financial Advisor.........................................................34
          Section 3.21.     Brokers and Finders..................................................................34
          Section 3.22.     Foreign Corrupt Practices and International Trade Sanctions..........................35

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT..............................................................35

          Section 4.01.     Organization and Qualification.......................................................35
          Section 4.02.     Capitalization.......................................................................35
          Section 4.03.     Subsidiaries.........................................................................37
          Section 4.04.     Authority; Non-Contravention; Approvals..............................................37
          Section 4.05.     Reports and Financial Statements.....................................................39
          Section 4.06.     Absence of Undisclosed Liabilities...................................................40
          Section 4.07.     Litigation...........................................................................40
          Section 4.08.     Absence of Certain Changes or Events.................................................41
          Section 4.09.     Registration Statement, Etc..........................................................41
          Section 4.10.     Compliance with Applicable Law; Permits..............................................42
          Section 4.11.     Parent Material Contracts; Defaults..................................................43
          Section 4.12.     Taxes................................................................................44
          Section 4.13.     Employee Benefit Plans; ERISA........................................................46
          Section 4.14.     Labor and Other Employment Matters...................................................47
          Section 4.15.     Environmental Matters................................................................49
          Section 4.16.     Intellectual Property................................................................49
          Section 4.17.     Real Property........................................................................52
          Section 4.18.     Regulatory Compliance................................................................53
          Section 4.19.     Insurance............................................................................56
          Section 4.20.     Opinion of Financial Advisor.........................................................56
          Section 4.21.     Brokers and Finders..................................................................56
          Section 4.22.     Foreign Corrupt Practices and International Trade Sanctions..........................56
          Section 4.23.     Financing............................................................................57
          Section 4.24.     Interim Operations of Merger Sub.....................................................57

ARTICLE V COVENANTS..............................................................................................57

          Section 5.01.     Conduct of Business by the Company Pending the Closing...............................57
          Section 5.02.     Conduct of Business by Parent Pending the Closing....................................61
          Section 5.03.     No Solicitation by the Company.......................................................63
          Section 5.04.     No Solicitation by Parent............................................................66
          Section 5.05.     Access to Information; Confidentiality...............................................68
          Section 5.06.     Employee Benefits....................................................................70
          Section 5.07.     Registration Statement; Joint Proxy Statement; Stockholder Meetings;
                              Listing of Shares..................................................................71
          Section 5.08.     Section 16 Matters...................................................................72
          Section 5.09.     Public Announcements.................................................................73
          Section 5.10.     Expenses and Fees....................................................................73
          Section 5.11.     Agreement to Cooperate...............................................................75
          Section 5.12.     Directors' and Officers' Indemnification.............................................77

                                       ii
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          Section 5.13.     Rule 145.............................................................................78
          Section 5.14.     Tax Free Merger......................................................................78
          Section 5.15.     Stockholder Litigation...............................................................79
          Section 5.16.     Control of Other Party's Business....................................................79
          Section 5.17.     Rights Agreements....................................................................80
          Section 5.18.     Board of Directors...................................................................80
          Section 5.19.     Financing............................................................................80
          Section 5.20.     Further Assurances...................................................................81

ARTICLE VI CONDITIONS TO THE MERGER..............................................................................82

          Section 6.01.     Conditions to the Obligations of Each Party..........................................82
          Section 6.02.     Conditions to the Obligations of Parent..............................................83
          Section 6.03.     Conditions to the Obligations of the Company.........................................84

ARTICLE VII TERMINATION..........................................................................................84

          Section 7.01.     Termination..........................................................................84
          Section 7.02.     Effect of Termination................................................................86

ARTICLE VIII MISCELLANEOUS.......................................................................................87

          Section 8.01.     Non-Survival of Representations and Warranties.......................................87
          Section 8.02.     Notices..............................................................................87
          Section 8.03.     Defined Terms........................................................................88
          Section 8.04.     Interpretation.......................................................................98
          Section 8.05.     Miscellaneous........................................................................98
          Section 8.06.     Counterparts.........................................................................99
          Section 8.07.     Amendments; Extensions...............................................................99
          Section 8.08.     Entire Agreement.....................................................................99
          Section 8.09.     Severability........................................................................100
          Section 8.10.     Specific Performance................................................................100
          Section 8.11.     Disclosure..........................................................................100

Exhibits


Exhibit A -- Form of Affiliate Letter
Exhibit B -- Tax Opinion Certificate of Parent and Merger Sub
Exhibit C -- Tax Opinion Certificate of the Company

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of March 20, 2005 (this "AGREEMENT"), by and among Medicis Pharmaceutical Corporation, a Delaware corporation ("PARENT"), Masterpiece Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), and Inamed Corporation, a Delaware corporation (the "COMPANY").

            WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the merger of the Company with and into the Merger Sub (the "MERGER") upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL");

            WHEREAS, for federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368(a) of the Code; and

            WHEREAS, certain capitalized terms used herein are defined in
Section 8.03;

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

            Section 1.01. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into Merger Sub at the Effective Time. Following the Effective Time, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

            Section 1.02. Closing. The closing of the Merger (the "CLOSING") shall take place on the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or, to the extent provided by Law and this Agreement, waiver of those conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the "CLOSING DATE"). The Closing shall be held at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, unless another place is agreed to in writing by the parties hereto. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

            Section 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

            Section 1.04. Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein, by the DGCL or by applicable Law, except that Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation shall be Inamed Corporation."

            Section 1.05. Bylaws of the Surviving Corporation. At and after the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until amended as provided therein, by the DGCL or by applicable Law.

            Section 1.06. Directors and Officers of the Surviving Corporation.

            (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law.

            (b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law.

                                   ARTICLE II

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

            Section 2.01. Conversion of Securities.

            (a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of common stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK") or any capital stock of Merger Sub:

                  (i) Subject to this Article II, each share of Company Common
            Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.01(a)(ii) and Dissenting Shares referred to in Section 2.03) shall be converted into the right to receive (A) 1.4205 (the "EXCHANGE RATIO") shares of Class A common stock, par value $0.014 per share ("PARENT COMMON STOCK"), of Parent (the "STOCK MERGER CONSIDERATION") and (B) $30.00 in cash, without interest (the "CASH MERGER CONSIDERATION" and, together with the Stock Merger Consideration, the "MERGER CONSIDERATION"), payable upon the surrender of the Certificates (as defined in Section 2.04(b)). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate in accordance with Section 2.04, the Merger Consideration pursuant to this Section 2.01(a), any cash in lieu of fractional shares payable pursuant to Section 2.04(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(c), without interest.

                  (ii) All shares of Company Common Stock that are (A) held by the Company as treasury shares or (B) owned by Parent or any wholly-owned Subsidiary of Parent, in each case, immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist, and no cash, securities of Parent or other consideration shall be delivered in exchange therefor.

                  (iii) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

            (b) Change in Shares. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Cash Merger Consideration, the Exchange Ratio and the Option Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock and Company Stock Options the same economic effect as contemplated by this Agreement prior to such event.

            (c) Associated Rights. References in this Agreement to Parent Common Stock shall include, unless the context requires otherwise, the associated preference share purchase rights ("PARENT RIGHTS") issued pursuant to the Rights Agreement dated as of August 15, 1995 between Parent and American Stock Transfer and Trust Company, as Rights Agent, as amended (the "PARENT RIGHTS AGREEMENT"). References in this Agreement to

Company Common Stock shall include, unless the context requires otherwise, the associated preferred share purchase rights ("COMPANY RIGHTS") issued pursuant to the Amended and Restated Rights Agreement dated as of November 16, 1999 by and between the Company and U.S. Stock Transfer Corporation, as Rights Agent, as amended prior to the Effective Time (the "COMPANY RIGHTS AGREEMENT").

            Section 2.02. Adjustment to Merger Consideration.

            (a) If the amount obtained by dividing (x) the Aggregate Parent Stock Value by (y) the Closing Transaction Value is less than 0.4500, the following shall occur:

                  (i) The Exchange Ratio shall be adjusted to a number, rounded to the nearest fourth decimal place, equal to (x) the product of 0.4500 and the Closing Transaction Value, divided by (y) the product of the Aggregate Company Share Number and the Closing Parent Stock Price; and

                  (ii) The Cash Merger Consideration shall be adjusted to an amount, rounded to the nearest cent, equal to the quotient obtained by dividing (x) the amount obtained by subtracting the Aggregate Dissenter's Value from the product of 0.5500 and the Closing Transaction Value, by (y) the Aggregate Company Share Number.

            (b) In the event that the Exchange Ratio and the Cash Merger Consideration are adjusted as provided for in this Section 2.02, all references in this Agreement to the "Exchange Ratio" and the "Cash Merger Consideration" shall refer to the Exchange Ratio and the Cash Merger Consideration as adjusted in this Section 2.02 except as may be otherwise specified herein.

            (c) For purposes of this Section 2.02, the following terms shall have the following meanings:

                  (i) "AGGREGATE DISSENTER'S VALUE" means the product of (x) the aggregate number of Dissenting Shares determined at Closing, and (y) the sum of (1) the Cash Merger Consideration (before any adjustment pursuant to Section 2.02) and (2) the product of the Exchange Ratio (before any adjustment pursuant to Section 2.02) and the Closing Parent Stock Price.

                  (ii) "AGGREGATE CASH AMOUNT" means the product of (x) the Cash Merger Consideration (before any adjustment pursuant to Section 2.02) and
      (y) the Aggregate Company Share Number.

                  (iii) "AGGREGATE COMPANY SHARE NUMBER" means the number obtained by subtracting (x) the aggregate number of shares of Company Common Stock to be cancelled in the Merger pursuant to Section 2.01(a)(ii) and (y) the aggregate number of Dissenting Shares determined at Closing, from (z) the aggregate number of shares of Company Common Stock outstanding on the Closing Date.

                  (iv) "AGGREGATE PARENT SHARE NUMBER" means the product of (x) the Exchange Ratio (before any adjustment pursuant to Section 2.02) and
      (y) the Aggregate Company Share Number.

                  (v) "AGGREGATE PARENT STOCK VALUE" means the product of (x) the Aggregate Parent Share Number (before any adjustment pursuant to Section 2.02) and (y) the Closing Parent Stock Price.

                  (vi) "CLOSING PARENT STOCK PRICE" means the mean between the high and low selling prices, regular way, of the Parent Common Stock on the NYSE on the date of the Effective Time.

                  (vii) "CLOSING TRANSACTION VALUE" means the sum of (x) the Aggregate Cash Amount, (y) the Aggregate Parent Stock Value and (z) the Aggregate Dissenters Value.

            (d) Notwithstanding anything in this Agreement to the contrary, this
Section 2.02 shall have no force and effect, if, prior to the Closing Date, final or temporary Treasury Regulations are promulgated or other guidance is issued by the IRS upon which the parties to this Agreement can rely, with an effective date prior to the Closing Date, in substantially the same form or with substantially the same effect of Proposed Treasury Regulations Section 1.368-1(e)(2) (REG-129706-04; August 10, 2004).

            Section 2.03. Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and held by a holder thereof who shall not have voted to adopt this Agreement and who properly exercises and perfects appraisal rights for such shares in accordance with Section 262 of the DGCL (the "DISSENTING SHARES") will not be converted as described in Section 2.01(a) but shall be converted into the right to receive such consideration as may be determined to be due pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under the DGCL, the right of such holder to such appraisal of its shares of Company Common Stock shall cease and such shares of Company Common Stock shall be deemed converted as of the Effective Time into the right to receive the Merger Consideration to which any such holder is entitled pursuant to Section 2.01(a), any cash in lieu of fractional shares payable to any such holder pursuant to Section 2.04(e) and any dividends or other distributions to which any such holder is entitled pursuant to Section 2.04(c). The Company shall give Parent (a) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company and (b) the opportunity to direct in compliance with all applicable Laws all negotiations and proceedings with respect to demands for appraisals under the DGCL; provided, that any definitive actions taken by the Company at the direction of Parent in respect of any such negotiations and proceedings may be conditioned upon occurrence of the Effective Time. The Company shall not, except with prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle, or settle, any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

            Section 2.04. Exchange of Certificates.

            (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates representing a number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by the number of outstanding shares of Company Common Stock held by holders of record other than Parent, Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub, rounded down to the nearest whole number and (ii) an amount of cash sufficient to deliver to holders of Company Common Stock the Cash Merger Consideration. For purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent further agrees to provide to the Exchange Agent, from time to time as needed, immediately available funds sufficient to pay cash in lieu of fractional shares pursuant to
Section 2.04(e) and any dividends and other distributions pursuant to Section 2.04(c). Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND." The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid per share of Company Common Stock pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by Sections 2.04(c) and 2.04(e) hereof, the Exchange Fund shall not be used for any other purpose.

            (b) Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate formerly representing Company Common Stock (a "CERTIFICATE"), other than Parent or Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub, (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, which letter shall be in customary form and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.01(a)(i) (after taking into account all shares of Company Common Stock then held by such holder), (B) the Cash Merger Consideration which such holder has the right to receive pursuant to Section 2.01(a)(i) in respect of the shares represented by such Certificate and/or (C) a check in the amount equal to the cash that such holder has the right to receive with respect to any fractional shares of Parent Common Stock pursuant to Section 2.04(e) and dividends and other distributions pursuant to Section 2.04(c), if any, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.01(a)(i), Section 2.04(c) or Section 2.04(e). In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent in accordance with this
Section 2.04(b), accompanied by all
documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid.

            (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.04(e), unless and until the holder of such Certificate shall surrender such Certificate in accordance with Section 2.04(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.04(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

            (d) The Merger Consideration delivered upon surrender of the Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.04(c) or Section 2.04(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to such share of Company Common Stock.

            (e) No certificates or scrip representing fractional shares of Parent Common Stock, or book-entry credit of the same, shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent. For purposes of this Section 2.04(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to the fourth decimal point. In lieu of any such fractional share of Parent Common Stock, each holder of Company Common Stock otherwise entitled to a fraction of a share of Parent Common Stock will be entitled to receive from the Exchange Agent a cash payment in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) an amount equal to the average of the closing sale prices for Parent Common Stock on the NYSE, as reported in The Wall Street Journal, Northeastern edition, for each of the ten consecutive trading days ending with the second complete trading day prior to the Effective Time.

            (f) Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and, from and after such delivery to Parent, any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.04(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to
Section 2.04(c), in each case, without any interest thereon.

            (g) Neither Parent, Merger Sub, the Surviving Corporation, the Exchange Agent nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

            (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.04(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.04(c), in each case, without any interest thereon.

            (i) Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

            (j) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.04(f). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

            Section 2.05. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent, for any reason, in accordance with
Section 2.04(b), shall be canceled against delivery of the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.04(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.04(c), in each case, without any interest thereon.

            Section 2.06. Stock Options.

            (a) At the Effective Time and without any action on the part of the parties hereto, each unexercised and unexpired stock option that is then outstanding under the Company Stock Plans (other than options outstanding under the Company's 1999 Stock Option Plan (the "1999 OPTION PLAN") or the Company's 2000 Stock Option Plan (the "2000 OPTION PLAN")), which options shall be treated as set forth in Section 2.06(b), whether vested or unvested (the "EXCHANGE OPTIONS"), shall be assumed by Parent in accordance with the terms (as in effect at the Effective Time) of the Company Stock Plans, the stock option agreement by which such Exchange Option is evidenced (including any amendments thereto) and this Agreement, and converted into an option to purchase Parent Common Stock in accordance with this Section 2.06(a). Each Exchange Option so converted shall continue to have, and be subject to, the same terms and conditions (including restrictions on vesting and exercisability) as set forth in the applicable Company Stock Plan and any applicable agreement thereunder, as in effect immediately prior to the Effective Time, except that, as of the Effective Time,
(i) the number of whole shares of Parent Common Stock issuable upon exercise of such Exchange Option shall be equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Exchange Option, whether or not exercisable, immediately prior to the Effective Time multiplied by 2.3674 (the "OPTION EXCHANGE RATIO"), rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Exchange Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Exchange Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent, (iii) the vesting requirements applicable to each Exchange Option which is outstanding as of the date of this Agreement and remains outstanding at the Effective Time shall automatically lapse and such Exchange Option shall become immediately vested and exercisable for all of the shares Parent Common Stock at the time subject to such Exchange Option and may be exercised for any or all of those shares as fully vested shares, (iv) all references in the Company Stock Plan and the agreement evidencing the Exchange Option to the Company shall be deemed to be references to Parent and (v) all references in the Company Stock Plan and the agreement evidencing the Exchange Option to Company Common Stock shall be deemed to be references to Parent Common Stock. Notwithstanding anything to the contrary in this Section 2.06(a), the conversion of any Company Stock Options (regardless of whether such options qualify as "incentive stock options" within the meaning of
Section 422 of the Code) into options to purchase Parent Common Stock shall be made in such a manner as would not constitute a "modification" of such Company Stock Options within the meaning of Section 424 of the Code.

            (b) At the Effective Time and without any action on the part of the parties hereto, each unexercised and unexpired stock option that is then outstanding under the 1999 Option Plan or the 2000 Option Plan, whether vested or unvested (the "CONVERSION OPTIONS" and together with the Exchange Options, the "COMPANY STOCK OPTIONS"), shall be assumed by Parent in accordance with the terms (as in effect at the Effective Time) of the 1999 Option Plan or 2000 Option Plan, as applicable, and the stock option agreement by which such Conversion Option is evidenced (including any amendments thereto) and this Agreement and converted into an option to purchase a number of shares of Parent Common Stock and an amount of cash as determined in accordance with this Section 2.06(b). Each Conversion Option so converted shall continue to have, and be subject to, the same terms and conditions (including restrictions on vesting and exercisability) as set forth in the 1999 Option Plan or 2000 Option Plan, as applicable, and any applicable agreements thereunder, as in effect immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Conversion Option shall be exercisable for the aggregate amount of Merger Consideration the optionee would have been entitled to receive in connection with the Merger in the event he or she exercised the Conversion Option immediately prior to the Effective Time for the number of shares of Company Common Stock that were issuable upon exercise of such Conversion Option, whether or not exercisable, (ii) the exercise price per Unit shall be equal to the sum obtained by dividing the aggregate exercise price payable for the Company Common Stock for which such Conversion Option was exercisable immediately prior to the Effective Time by the number of Units subject to such Conversion Option immediately following the Effective Time, rounded up to the nearest whole cent, (iii) the vesting requirements applicable to each Conversion Option which is outstanding as of the date of this Agreement and remains outstanding at the Effective Time shall automatically lapse and such Conversion Option shall become immediately vested and exercisable for all of the Units at the time subject to such Conversion Option and may be exercised for any or all of such Units without vesting restrictions, (iv) all references in the 1999 Option Plan and the 2000 Option Plan and the agreement evidencing the Conversion Option to the Company shall be deemed to be references to Parent, and
(v) all references in the 1999 Option Plan and the 2000 Option Plan and the agreement evidencing the Conversion Option to Company Common Stock shall be deemed to be references to either Parent Common Stock or Units, as the context requires. Notwithstanding the foregoing, the adjustments to be made to the Conversion Options (regardless of whether such options qualify as "incentive stock options" within the meaning of Section 422 of the Code) shall be made in such a manner as would not be intended to constitute a "modification" of such Conversion Options within the meaning of Section 424 of the Code. For purposes of this Section 2.06, "UNIT" shall mean one share of Parent Common Stock plus an amount of cash equal to the sum obtained by dividing (x) the aggregate amount of cash for which the Conversion Option is exercisable immediately following the Effective Time (as determined pursuant to (i) above) by (y) the whole number of shares of Parent Common Stock issuable upon exercise of such Conversion Option immediately following the Effective Time (as determined pursuant to (i) above), rounded down to the nearest whole cent. In no event will a Conversion Option be exercisable for a fraction of a Unit.

            (c) Parent shall (i) file with the SEC, as promptly as practicable, and in no event later than three (3) Business Days after the Closing Date, a registration statement on Form S-8 relating to the Parent Common Stock subject to the Company Stock Options, (ii) prior to such filing, take such further actions as may be reasonably necessary to cover under such registration statement (or on a Form S-3 or any other successor or other appropriate form reasonably satisfactory to those persons whose shares are not covered by the Form S-8) shares of Parent Common Stock subject to the Company Stock Options held by those persons eligible under the Company's registration statement on Form S-8 immediately prior to the Closing Date, and (iii) maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus(es) contained in such registration statement(s)) for so long as the Company Stock Options remain outstanding.

            Section 2.07. Employee Stock Purchase Plan. The Company shall take all requisite action with respect to the Company's 2000 Employee Stock Purchase Plan, as amended

(the "COMPANY ESPP"), to ensure that (i) all Company Purchase Rights (as defined in Section 3.02) issued and outstanding as of the date of the Company Stockholder Approval (as defined in Section 3.04) will be exercised on such date, (ii) no Company Purchase Rights will be issued and outstanding as of the Effective Time, (iii) conditioned upon the occurrence of the Closing, the Company ESPP will be terminated no later than the Effective Time, and (iv) the Company ESPP will be suspended as of the date of the Company Stockholder Approval and no additional offering periods shall commence on or after the date of the Company Stockholder Approval. The Company shall deliver to Parent prior to the Effective Time sufficient evidence that the Company ESPP will be terminated no later than the Effective Time. In addition, prior to the Company Stockholder Approval, the Company shall take all actions (including, if appropriate, amending the terms of the Company ESPP and the terms of any offering period(s) commencing prior to the Effective Time) that are necessary to provide that, as of the date of the Company Stockholder Approval, participants and former participants in the Company ESPP shall cease to have any right or interest thereunder. Notwithstanding the foregoing, all actions taken and all amendments made pursuant to this Section 2.07 shall be taken or made in compliance with Sections 423 and 424 of the Code and so as not to result in a "modification" under such Sections. All shares of Company Common Stock issued in connection with the exercise of the Company Purchase Rights shall be, at the Effective Time, converted into the right to receive the Merger Consideration in accordance with, and pursuant to, the terms and conditions of this Agreement.

            Section 2.08. Restricted Stock. All outstanding rights of the Company which it may hold immediately prior to the Effective Time to acquire unvested shares of the Company Common Stock issued pursuant to the Company Restricted Stock Plan (the "REPURCHASE RIGHTS") shall lapse at the Effective Time. Notwithstanding the foregoing, all Repurchase Rights which the Company may hold immediately prior to the Effective Time to acquire unvested shares of the Company Common Stock issued after March 20, 2005 (the "ASSIGNED REPURCHASE RIGHTS") shall be assigned to Parent at the Effective Time and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that (i) the Assigned Repurchase Rights shall be adjusted to apply to the Merger Consideration received in exchange for the unvested shares of the Company Common Stock subject to the Assigned Repurchase Rights and (ii) the repurchase price to be paid (if any) for the Merger Consideration received in exchange for a share of Company Restricted Stock shall be an amount determined by dividing the repurchase price per share of Company Restricted Stock, as determined immediately prior to the Effective Time, by the Option Exchange Ratio, rounded down to the nearest whole cent. In the event that the exercise of an Assigned Repurchase Right would result in the return of Cash Merger Consideration to Parent, Parent shall be entitled to offset the Cash Merger Consideration to be returned against the repurchase price (if any) to be paid.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent that except as set forth in the disclosure letter dated as of the date hereof delivered by the Company to Parent (the "COMPANY DISCLOSURE LETTER"):

            Section 3.01. Organization and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True, accurate and complete copies of the certificate of incorporation and bylaws of the Company, in each case, as amended and in effect on the date hereof, including all amendments thereto, have heretofore been filed with the SEC or delivered to Parent.

            Section 3.02. Capitalization.

            (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share ("COMPANY PREFERRED STOCK"). As of March 10, 2005, (i) 36,189,410 shares of Company Common Stock, including in each case the associated Company Rights, were issued and outstanding, (ii) no shares of Company Preferred Stock were issued or outstanding, (iii) no shares of Company Common Stock were held in the treasury of the Company, (iv) 1,754,870 shares of Company Common Stock were reserved for issuance upon exercise of Company Stock Options issued and outstanding, (v) 1,378,395 shares of Company Common Stock were authorized and reserved for future issuance pursuant to the Company Stock Plans (other than shares of Company Common Stock authorized and reserved for future issuance upon exercise of Company Stock Options issued and outstanding) and the Company ESPP and (vi) 25,000 shares of Company Preferred Stock were designated as Series A Junior Preferred Stock, par value $0.01 per share, and were reserved for issuance upon exercise of the Company Rights issued pursuant to the Company Rights Agreement. The Company has delivered or made available to Parent a complete and correct copy of the Company Rights Agreement as in effect on the date hereof. Each issued and outstanding share of capital stock of the Company is, and each share of Company Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since March 10, 2005 through the date hereof, except as permitted by this Agreement, (i) no shares of Company Common Stock have been issued, except in connection with the exercise of purchase rights issued in accordance with the terms of the Company ESPP ("COMPANY PURCHASE RIGHTS") or Company Stock Options issued and outstanding and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made, except Company Rights in accordance with the terms of the Company Rights Agreement.

            (b) Except for Company Rights, Company Purchase Rights and Company Stock Options issued and outstanding, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Common Stock or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any Subsidiary of the Company or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person other than a Subsidiary. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any shares of Company Common Stock. The Company's Board of Directors has taken all action such that, for so long as this Agreement is in full force and effect, (i) none of Merger Sub or Parent and its Subsidiaries shall become an "Acquiring Person" and no "Shares Acquisition Date" shall occur as a result of the execution, delivery and performance of this Agreement and the consummation of the Merger, (ii) no "Distribution Date" shall occur as a result of the announcement of or the execution of this Agreement or any of the transactions contemplated hereby and (iii) the Company Rights Agreement shall terminate immediately prior to the Effective Time. As used in this Section 3.02(b), the terms "Acquiring Person," "Distribution Date" and "Shares Acquisition Date" shall have the meanings ascribed to such terms in the Company Rights Agreement. The Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person (except rights which have terminated or expired). Neither the Company nor any of its Subsidiaries has any outstanding obligations in respect of prior acquisitions of businesses to pay, in the form of securities, cash or other property, any portion of the consideration payable to the seller or sellers in such transaction.

            (c) The Company has previously made available to Parent complete and correct copies of each Company Stock Plan and the Company ESPP. Section 3.02(c) of the Company Disclosure Letter sets forth a complete and correct list as of March 18, 2005, of (i) all holders of outstanding Company Stock Options, whether or not granted under the Company Stock Plans, including the date of grant, the number of shares of Company Common Stock originally granted subject to each such option, the exercise price per share, the exercise and vesting schedule, the number of shares of Company Common Stock remaining subject to each such option, and the maximum term of each such option, (ii) all holders of outstanding shares of Company Restricted Stock, including the number and kind of shares subject to the Repurchase Rights, the grant date of such shares, the purchase price per share at which the Company may repurchase the Company Restricted Stock, and the period during which each Repurchase Right may be exercised, and (iii) the number of shares remaining available for purchase under the Company ESPP. Complete and correct copies of the relevant forms of written agreements, including forms of amendments thereto, evidencing the grant of Company Stock Options or Company Restricted Stock and the grant of purchase rights pursuant to the Company ESPP have been provided to Parent by the Company.

            Section 3.03. Subsidiaries. Each Subsidiary of the Company is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted, and each Subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary, except in all cases as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting or transfer of any shares of capital stock or other equity interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. The Company has no material investment in any entity other than its Subsidiaries.

            Section 3.04. Authority; Non-Contravention; Approvals.

            (a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary stockholder approval in connection with this Agreement and the Merger, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than the approval and adoption of this Agreement and the Merger by the affirmative votes of the holders of a majority of the outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote at a duly called and held meeting of the Company's stockholders is the only vote of the holders of capital stock of the Company necessary to approve and adopt this Agreement and the Merger (the "COMPANY STOCKHOLDER APPROVAL").

            (b) At a meeting duly called and held on March 20, 2005, the Board of Directors of the Company unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and the Company's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. The actions taken by the Board of Directors of the Company constitute approval of the Merger, this Agreement and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that the restrictions on "business combinations" as set forth in Section 203 of the DGCL do not apply to this Agreement or the transactions contemplated hereby. No other takeover statute or other similar statute or regulation relating to the Company is applicable to the Merger or the transactions contemplated by this Agreement. Without giving effect to the execution of this Agreement, neither the Company nor any affiliate or associate of the Company is, or has been during the last three years, an "interested stockholder" (as defined in Section 203 of the DGCL) of Parent.

            (c) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with, give rise to the right to modify or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt, or result in the creation of any Lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective certificate of incorporation or bylaws or similar governing documents of the Company or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining the Company Required Statutory Approvals and the Company Stockholder Approval, or
(iii) any Company Permit or Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, rights to modify, breaches, defaults, terminations, accelerations or creations of Liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (d) Except for (i) the filings by the Company required by the HSR Act, (ii) the filings by the Company required by Antitrust Laws of foreign jurisdictions, (iii) the applicable requirements of the Exchange Act, (iv) the filing of the Certificate of Merger and (v) any required filings under the rules and regulations of the NASDAQ National Market (the filings and approvals referred to in clauses (i) through (v) collectively, the "COMPANY REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            Section 3.05. Reports and Financial Statements.

            (a) Since January 1, 2001, the Company has filed with the SEC all material forms, registration statements, prospectuses, reports, schedules and documents (including all exhibits, post-effective amendments and supplements thereto) (the "COMPANY SEC DOCUMENTS") required to be filed by it under each of the Securities Act and the Exchange Act, all of which, as amended if applicable, complied in all material respects as to form with all applicable requirements of the appropriate Act, SOX and the rules and regulations thereunder. As of their respective dates (taking into account any amendments or supplements filed prior to the date hereof), the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and to the knowledge of the Company, the statements contained in such certifications are true and correct. For purposes of this Section 3.05(b), "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

            (c) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or the applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). The books and records of the Company and its Subsidiaries are maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

            (d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's published financial statements or other of the Company SEC Documents.

            (e) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            (f) The Company has in place the "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company's "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

            (g) Since December 31, 2000, the Company has not received from its independent auditors any oral or written notification of a (x) "reportable condition" or (y) "material weakness" in the Company's internal controls. For purposes of this Agreement, the terms "reportable condition" and "material weakness" shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

            Section 3.06. Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements included in the Company's Form 10-K for the year ended December 31, 2004 (the "COMPANY 10-K"), neither the Company nor any of its Subsidiaries has as of the date hereof any Liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except Liabilities, obligations or contingencies (a) which are accrued or reserved against in the financial statements in the Company 10-K or reflected in the notes thereto, (b) which were incurred in the ordinary course of business and consistent with past practices, (c) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or
(d) which are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied.

            Section 3.07. Litigation. Except as disclosed in the Company SEC Documents prior to the date hereof, as of the date hereof, there are no Actions pending, or, to the knowledge of the Company, threatened in writing against, which relate to or affect the Company or any of its Subsidiaries, before any court or other Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There has not, within the last four years, been nor, as of the date hereof, are there any internal investigations or inquiries being conducted by the Company, the Board of Directors of the Company (or any committee thereof) or any other Person at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

            Section 3.08. Absence of Certain Changes or Events.

            (a) Except as disclosed in the Company SEC Documents prior to the date hereof, since December 31, 2004 through the date hereof:

                  (i) the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice;

                  (ii) there has not been any split, combination or reclassification of any of the Company's capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of the Company's capital stock;

                  (iii) except as required by a change in GAAP, there has not been any change in accounting methods, principles or practices by the Company materially affecting the consolidated financial position or results of operations of the Company; and

                  (iv) the Company and its Subsidiaries have not made any material Tax election or settled or compromised any material Tax liability or refund, other than Tax elections required by Law, or changed any annual Tax accounting period or method of Tax accounting, filed any material amendment to a Tax Return, entered into any closing agreement relating to any material Tax, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; and

                  (v) no action has been taken by the Company or its Subsidiaries to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan or Company Stock Option.

            (b) Since December 31, 2004, there has not occurred any circumstance or event, or series of circumstances or events, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

            Section 3.09. Registration Statement, Etc. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Registration Statement to be filed by Parent with the SEC to register the shares of Parent Common Stock to be issued in the Merger (the "REGISTRATION STATEMENT"), (b) the Joint Proxy Statement/Prospectus (the "JOINT PROXY STATEMENT") to be mailed to the Company's stockholders in connection with the meeting of the Company's stockholders (the "COMPANY STOCKHOLDERS' MEETING") to be called to consider this Agreement and to Parent's stockholders in connection with the meeting of Parent's stockholders (the "PARENT STOCKHOLDERS' MEETING") to be called to consider the Share Issuance and (c) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed and at the time such documents become effective or at the time any amendment or supplement thereto becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and, in the case of the Registration Statement, when it becomes effective or at the time any amendment or supplement thereto becomes effective, will cause the Registration Statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or which is necessary in order to make the statements therein not misleading, or, in the case of the Joint Proxy Statement, when first mailed to the stockholders of the Company and the stockholders of Parent, or in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders' Meeting or the time of the Parent Stockholders' Meeting, will cause the Joint Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to statements made in any such documents based on information supplied by Parent or with respect to information concerning Parent which is incorporated by reference in such documents.

            Section 3.10. Compliance with Applicable Law; Permits.

            (a) The Company, its Subsidiaries and their employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including, without limitation, all those that may be required by the FDA or any other Governmental Entity engaged in the regulation of the Company's products) which are required for the Company and its Subsidiaries to own, lease, license and operate its properties and other assets and to carry on their respective business in the manner described in the Company SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the "COMPANY PERMITS"), and all the Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (b) The Company and its Subsidiaries are, and have been at all times since January 1, 2001, in compliance with the terms of the Company Permits and all applicable Laws relating to the Company and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Company Permits or such applicable Law would not, individually or in the aggregate, reasonably be expected to have an Company Material Adverse Effect. Since January 1, 2001, neither the Company nor any of its Subsidiaries has received any notification from any Governmental Entity (i) asserting that the Company or any of its Subsidiaries is not in material compliance with, or at any time since such date has failed to materially comply with, applicable Law or (ii) threatening to revoke any material Company Permit. As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

            Section 3.11. Company Material Contracts; Defaults.

            (a) As of the date hereof and except as filed as exhibits to the Company's SEC Documents, neither the Company nor any of its Subsidiaries is a party to, and none of their respective assets, businesses or operations is bound by, any Contract (whether written or oral) that (i) is a "material contract" (as such term is defined in Item 601(a)(10) of Regulation S-K promulgated under the Securities Act), (ii) relates to any indebtedness in excess of $500,000, (iii) provides for aggregate payments from it or any of its Subsidiaries in excess of $500,000, has an unexpired term exceeding six months, cannot be terminated without penalty upon not more than sixty (60) days' prior written notice, and which has yet-to-be performed executory obligations, (iv) materially limits its freedom or the freedom of any of its Subsidiaries to compete in any line of business or with any Person or in any geographical area or which would so materially limit its freedom or the freedom of any of its Subsidiaries so to compete after the Effective Time, (v) relates to the research, development, distribution, supply, license, co-promotion or manufacturing by other Persons of Company Key Products which Contract, if terminated or non-renewed, would reasonably be expected to have a material adverse effect on any Company Key Product; (vi) that relates to a Company Key Product and purports to prohibit the Company or any Subsidiary from contesting the validity or ownership of any other Person's patent or from challenging the inventorship of any other Person's invention; (vii) which relates to a Company Key Product and where, in settlement of an actual or threatened action for patent infringement, trade secrets misappropriation or similar intellectual property action, the Company or any Subsidiary purports to acknowledge or agree that certain acts infringe or misappropriate the rights of another Person; (viii) where, in settlement of an actual or threatened action for patent infringement, trade secret misappropriation or similar intellectual property action, another Person agrees in writing not to contest the validity or ownership of Company Owned Intellectual Property which relates to a Company Key Product; (ix) relating to the right of the Company or any Subsidiary to use the name "McGhan"; or (x) to the extent not included within the foregoing, each Company Material License (collectively, the "COMPANY MATERIAL CONTRACTS"). Except for Company Material Contracts which have expired pursuant to their terms after the date hereof, each of the Company Material Contracts is valid and binding on the Company or its Subsidiary party thereto and, to the Company's knowledge, each other Person thereto, and is in full force and effect and enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms (except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles and (ii) to the extent applicable, securities laws limitations on the enforceability of provisions regarding indemnification in connection with the sale or issuance of securities).

            (b) Neither the Company nor any of its Subsidiaries is in violation, breach or default under any of the Company Material Contracts, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a violation, breach or default, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. No other Person has alleged or claimed that the Company or any of its Subsidiaries or, to the Company's knowledge, any sublicensee of the Company or any of its Subsidiaries, is in violation, breach or default under any Company Material Contract, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

            Section 3.12. Taxes.

            (a) Each of the Company and its Subsidiaries has (i) duly and timely filed with the appropriate Tax authority all Tax Returns required to be filed by it through the date hereof, and all such Tax Returns are true, correct and complete in all respects and (ii) paid all Taxes due and owing (whether or not shown due on any Tax Returns), except in each case where the failure to pay such Taxes or the failure of such Tax Returns to be true, correct or complete in all respects would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return. No written claim has ever been made by a Tax authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

            (b) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the financial statements contained in the most recent Company SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since the date of the financial statements in the most recent Company SEC Filings, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, except for any liability for Taxes which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (c) There are no Liens for Taxes upon any property or asset of the Company or any Subsidiary thereof, except for Liens (i) for Taxes contested in good faith and reserved against in accordance with GAAP and reflected in the Company SEC Reports filed prior to the date hereof or (ii) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (d) No deficiencies for Taxes with respect to any of the Company and its Subsidiaries have been set forth or claimed in writing, or proposed or assessed by a Tax authority. There are no pending or, to the knowledge of the Company, proposed or threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to any of the Company and its Subsidiaries, and there are no matters under discussion with any Tax authority, or known to the Company, with respect to Taxes that are likely to result in a material additional Liability for Taxes with respect to any of the Company and its Subsidiaries. No issues relating to Taxes of the Company or its Subsidiaries were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to recur with a Company Material Adverse Effect on Taxes in a later taxable period. The Company has delivered or made available to Parent true and complete copies of federal, state and local income Tax Returns of each of the Company and its Subsidiaries and their predecessors for the years ended December 31, 2001, 2002, 2003 and promptly upon their availability, 2004, and true and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries or any predecessor, with respect to Taxes. None of the Company, any of its Subsidiaries or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver.

            (e) Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed in all material respects. Neither the Company nor any of its Subsidiaries has classified any individual as an "independent contractor" or similar non-employee status who, according to any Company Benefit Plan or applicable Law, should have been classified as an employee.

            (f) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and its Subsidiaries, and, after the Closing Date, none of the Company and its Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

            (g) Except for the affiliated group of which the Company is the common parent, each of the Company and its Subsidiaries is not and has never been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither the Company nor any of its Subsidiaries has Liability for the Taxes of any Person (including an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Entity) other than the Company and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

            (h) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Merger.

            (i) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

            (j) None of the Company and its Subsidiaries (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of the Company (or under any similar provision of state, local or foreign law);
(ii) has agreed, or is or was required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise (or by reason of any similar provision of state, local or foreign law); (iii) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; (iv) has been a stockholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (v) has ever made an election under
Section 338 of the Code (or under any similar provisions of state, local or foreign Law), (vi) has been a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (vii) has had a material Liability with respect to Taxes as a result of being a stockholder of a "passive foreign investment company" within the meaning of
Section 1297 of the Code; or (viii) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or has otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

            (k) Neither the Company nor any of its Subsidiaries has been a party to a "reportable transaction," as such term is defined in Treasury Regulations
Section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a "listed transaction," as such term is defined in Treasury Regulations
Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

            Section 3.13. Employee Benefit Plans; ERISA.

            (a) Section 3.13(a) of the Company Disclosure Letter includes a complete list, as of the date hereof, of each material employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, or with respect to which the Company or any of its Subsidiaries has or may have any Liability or obligations, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA or any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit or similar arrangement, agreement, plan, program or policy (collectively, the "COMPANY BENEFIT PLANS"). The Company has made available to Parent a copy of each of the Company Benefit Plans, including any amendments thereto, and where applicable, any related trust agreement, annuity or insurance contract, the most recent actuarial valuation, the most recent summary plan description, the most recent prospectus, the most recent IRS determination letter, and the most recent annual report (Form 5500) and audited financial statements.

            (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied, and are now in compliance, with all provisions of all laws and regulations applicable to Company Benefit Plans and each Company Benefit Plan has been administered in accordance with its terms, including the making of all required contributions and the reflection by the Company of all required accruals on its financial statements; (ii) no event or condition exists which would reasonably be expected to subject the Company or any of its Subsidiaries to Liability in connection with the Company Benefit Plans or any plan, program, or policy sponsored or contributed to by any of their respective ERISA Affiliates other than the provision of benefits thereunder in the ordinary course; and (iii) there are no pending or, to the Company's knowledge, threatened Actions (other than claims for benefits in the ordinary course) relating to Company Benefit Plans which have been asserted or instituted and which would reasonably be expected to result in any Liability of the Company or any of its Subsidiaries.

            (c) In no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or the stockholder approval of the Merger (either alone or in conjunction with any other event, such as termination of employment) result in, cause the accelerated vesting, exercisability, funding or delivery of, or increase the amount or value of, any material payment or benefit to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof or result in a limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

            (d) Section 3.13(d) of the Company Disclosure Letter identifies each Company Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code or is intended to be similarly qualified or registered under applicable foreign law (collectively, the "COMPANY QUALIFIED PLANS"). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the IRS (or other relevant foreign regulatory agency) has issued a favorable determination letter (or similar approval under foreign law) with respect to each Company Qualified Plan and the related trust that has not been revoked, and the Company knows of no existing circumstances or events that have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust, which cannot be cured without a Company Material Adverse Effect.

            (e) No Company Benefit Plan or Company ERISA Affiliate Plan is, or has ever been, subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

            (f) No Company Benefit Plan or Company ERISA Affiliate Plan is, or has ever been, a Multiemployer Plan.

            (g) There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary of the Company is a party, including but not limited to the provisions of this Agreement, that, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to Section 162(m) of the Code.

            (h) No amount that could be received (whether in cash or property or the vesting of property), as a result of the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or the stockholder approval of the Merger (either alone or in conjunction with any other event, such as termination of employment), by any employee, officer or director of the Company or any Subsidiary of the Company who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or otherwise could be characterized as a "parachute payment" (as defined in Section 280G(b)(2) of the Code). The Company has made available to Parent all necessary information to determine, as of the date hereof, the estimated maximum amount that could be paid to each disqualified individual in connection with the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, assuming that the individual's employment with the Company is terminated immediately after the Effective Time. The Company has also provided to Parent (i) the grant dates, exercise prices and vesting schedules applicable to each Company Option granted to the individual; (ii) the grant dates and vesting schedules applicable to each grant of Company Restricted Stock, (iii) the "base amount" (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement and (iv) the maximum additional amount that the Company has an obligation to pay to each disqualified individual to reimburse the disqualified individual for any excise tax imposed under
Section 4999 of the Code with respect to the disqualified individual's excess parachute payments (including any taxes, interest or penalties imposed with respect to the excise tax).

            Section 3.14. Labor and Other Employment Matters(a) .

                  (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no work stoppage, slowdown, lockout, labor strike, material arbitration or other material labor dispute against the Company or any of its Subsidiaries by employees is pending or threatened, (ii) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iii) the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wage and hours, (iv) the Company and each of its Subsidiaries has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, (v) neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice), (vi) there are no material pending claims against the Company or any of its Subsidiaries under any workers' compensation plan or policy or for long term disability and (vii) there are no material controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To the Company's knowledge, as of the date hereof, no employees of the Company or any of its Subsidiaries are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or such Subsidiary or to the use of trade secrets or proprietary information of others. As of the date hereof, no employee of the Company or any of its Subsidiaries, at the officer level or above, has given notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

            (b) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated. From January 1, 2001 to the date hereof, there has not been a representation question respecting any of the employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any of its Subsidiaries to authorize representation by any labor organization.

            (c) The Company has identified in Section 3.14(c) of the Company Disclosure Letter and has made available to Parent true and complete copies of
(i) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (ii) all severance programs and policies of each of the Company and each of its Subsidiaries with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of each of the Company and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. In no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or the stockholder approval of the Merger (either alone or in conjunction with any other event, such as termination of employment) (x) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries or Affiliates from the Company or any of its Subsidiaries or Affiliates under any Company Benefit Plan or otherwise, (y) significantly increase any benefits otherwise payable under any Company Benefit Plan or otherwise, or (z) result in any acceleration of the time of payment or vesting of any benefits.

            (d) Each current and, to the best of Company's knowledge, former employee of the Company or any of its Subsidiaries who is or was engaged in the invention of products or development of technology or authoring of computer software or other copyrighted materials for the Company or any of its Subsidiaries has executed a written contract obligating such Person to assign to the Company or such Subsidiary all of his or her right, title and interest in any such invention, technology or work of authorship, except where the failure to have executed such a written contract would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on a Company Key Product.

            Section 3.15. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company is now and always has been in material compliance with all Environmental Laws; (b) the Company has all the Environmental Permits necessary for the conduct and operation of the business as now being conducted, and all such permits are in good standing; (c) there is not now and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any Company owned, leased or operated property associated with the business except in full compliance with all applicable Environmental Laws; (d) the Company has not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, nor is the Company aware of any information which might form the basis of any such notice or any claim; and (e) there is no site to which the Company has transported or arranged for the transport of Hazardous Substances which to the knowledge of the Company is or may become the subject of any environmental action. True, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments which have been conducted at any Company owned, leased or operated property, have been provided.

            Section 3.16. Intellectual Property.

            (a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all (i) statutory invention certificates, U.S. and foreign patents, utility models, and patent applications and for each, its number, issue date, title, owner and priority information for each country in which such patent has been issued, or the application number, date of filing, title, owner and priority information for each country in which an application is pending; (ii) Company Registered Brand Names, the registration number thereof, and, if applicable, the class(es) of goods or the description(s) of goods or services covered thereby, the countries in which each such Company Registered Brand Name is registered, and the owner of each such Company Registered Brand Name; (iii) Company Unregistered Brand Names, and, if applicable, the application serial number thereof, the date of filing, the countries in which such application was filed and the class of goods or the description of goods or services sought to be covered thereby; (iv) copyright registrations and the number, title of the work, and date of registration thereof for each country in which such copyright has been registered; (v) applications for registration of copyrights, the title of the work, and the date and countries in which each such application was filed; and (vi) domain name registrations, in each case set forth in subsections (i) through (vi) above, included in the Company Owned Intellectual Property as of the date hereof.

            (b) Section 3.16(b) of the Company Disclosure Letter sets forth a complete and accurate list or description, as appropriate, of all Contracts as of the date hereof by which the Company or any of its Subsidiaries has been granted or has granted to others any license to Intellectual Property that is used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, as conducted as of the date hereof, and where (i) such Intellectual Property is embodied in any Company Key Products; (ii) the termination or expiration of such agreement would reasonably be expected to have a Company Material Adverse Effect, (iii) the agreement requires or reasonably could be expected to require the Company or any of its Subsidiaries to pay or be paid royalties or amounts to/from another Person in an aggregate amount of $100,000 or more; (iv) the agreement purports to be an inbound or outbound license of rights on an exclusive basis; or (v) the agreement relates to Intellectual Property which, to the Company's knowledge, is co-owned by another Person or as to which, to the Company's knowledge, another Person has a right to acquire, right of first refusal or right of first negotiation (collectively, "COMPANY MATERIAL LICENSES"); provided, however, Section 3.16(b) of the Company Disclosure Letter need not list licenses of computer software which computer software has not been significantly modified or customized and that is widely available on commercially reasonable terms. A true and complete copy of each Company Material License has been made available to Parent.

            (c) (i) The use of the Company Owned Intellectual Property and Company Licensed Intellectual Property in connection with the operation of the business of the Company or any of its Subsidiaries as conducted as of the date hereof, and (ii) the manufacture, use, offer for sale, and sale of Company Key Products (as such products exist as of the date hereof), do not, to the Company's knowledge, infringe or misappropriate or otherwise violate the Intellectual Property rights of any other Person, and no claim is pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries alleging any of the foregoing.

            (d) Except for the Company Material Licenses which Parent has been provided copies, and applicable governmental and/or regulatory approvals, and as listed in Section 3.16(d) of the Company Disclosure Letter, no right, license, lease, consent, or other agreement is required with respect to any Intellectual Property for the conduct of the business of the Company or any of its Subsidiaries as conducted as of the date hereof that will require any material payment or the undertaking of any material obligation by the Company or any of its Subsidiaries.

            (e) None of the patents or patent applications required to be listed in Section 3.16(a) of the Company Disclosure Letter is involved in any interference, reexamination, opposition or similar active proceeding which would reasonably be expected to have a material adverse effect thereon, and to the Company's knowledge, there has been no threat that any such proceeding will hereafter be commenced. None of the Company Registered Brand Names or Company Unregistered Brand Names required to be listed in Section 3.16(a) of the Company Disclosure Letter is involved in any opposition, cancellation, nullification, interference, or similar active proceeding which would reasonably be expected to have a material adverse effect thereon, and to the Company's knowledge, there has been no threat that any such proceeding will hereafter be commenced.

            (f) The Company or a Subsidiary of the Company is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of the Company Owned Intellectual Property. The Company or a Subsidiary of the Company is entitled to use the Company Owned Intellectual Property and Company Licensed Intellectual Property in the ordinary course of its business as presently conducted, subject only to the terms of the Company Material Licenses of which Parent has been provided copies.

            (g) Other than the Company Owned Intellectual Property and Company Licensed Intellectual Property, there are no items of Intellectual Property that are necessary to the conduct of the business of the Company or any of its Subsidiaries as conducted as of the date hereof. To the knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and the Company has the right to enforce such Company Owned Intellectual Property that has not been licensed to another Person on an exclusive basis, and such Intellectual

Property has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable (except for challenges and adjudications that may be received in the ordinary course of the prosecution of Intellectual Property applications in Intellectual Property offices) in whole or part.

            (h) No legal proceedings are pending or, to the Company's knowledge, are threatened against the Company or any of its Subsidiaries or licensors of Company Licensed Intellectual Property (i) based upon, challenging or seeking to deny or restrict the use by the Company of any of the Company Owned Intellectual Property or Company Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by the Company or any of its Subsidiaries or any other operation of the business of the Company or any of its Subsidiaries infringes, misappropriates or violates any Intellectual Property right of any other Person, or (iii) alleging that the Company Material Licenses conflict with the terms of any other Person's license or other agreement.

            (i) To the Company's knowledge, no other Person is engaging in any activity that infringes or misappropriates the Company Owned Intellectual Property or Company Licensed Intellectual Property as of the date hereof. The Company and its Subsidiaries have not granted any material license or other material right to any other Person with respect to the Company Owned Intellectual Property or Company Licensed Intellectual Property as of the date hereof other than pursuant to agreements listed in Section 3.11(a) or 3.16(b) of the Company Disclosure Letter.

            (j) To the Company's knowledge, all material software used in the business of the Company or any of its Subsidiaries is free of all viruses, worms and Trojan horses that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (k) The Company and its Subsidiaries have a license to use all software development tools, library functions, compilers and other third-party software that are material to the business of the Company or any of its Subsidiaries as presently conducted, or that are required to operate or modify the software used in the Company's or any of its Subsidiaries' business as presently conducted, except for such licenses the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (l) The Company and its Subsidiaries have taken commercially reasonable measures (but at least commensurate with industry standards) to maintain their material trade secrets in confidence, including contractually requiring licensees, contractors and other Persons with access to such trade secrets to keep such trade secrets confidential.

            (m) To the knowledge of the Company, as of the date hereof (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company or any of its Subsidiaries by any Person, (ii) no employee, independent Contractor or agent of the Company or any of its Subsidiaries has misappropriated any material trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company or any of its Subsidiaries is in material default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract which has or is likely to have a Company Material Adverse Effect.

            (n) The Company and each of its Subsidiaries has secured valid written assignments from all current employees and, to the best of the Company's knowledge, all former employees, who contributed to the creation or development of Company Owned Intellectual Property or the rights to such contributions that the Company or such Subsidiary does not already own by operation of law, and all of its employees have assigned to the Company or such Subsidiary the rights to such contributions that the Company or such Subsidiary does not already own by operation of law, except where the failure to have secured such written assignments would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on any Company Key Product. All employees of the Company or any of its Subsidiaries with access to material confidential information of the Company or any of its Subsidiaries, which information relates to a Company Key Product, are parties to written agreements under which, among other things, each such employee is obligated to maintain the confidentiality of confidential information of the Company or any of its Subsidiaries, except where the absence of such written agreements would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on any Company Key Product. To the knowledge of the Company, as of the date hereof, no employees of the Company or any of its Subsidiaries are in violation thereof.

            (o) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to (i) any right of termination or other right to impair or limit any of the Company's rights to own or license any of the Company Owned Intellectual Property or Company Licensed Intellectual Property, or (ii) the inability (for any period of time) of the Surviving Corporation to succeed to the rights and perform the obligations of the Company with respect to the Company Owned Intellectual Property and Company Licensed Intellectual Property, pursuant to the terms of this Agreement.

            (p) To the Company's knowledge, there are no facts or circumstances that materially adversely affect or are reasonably likely to materially adversely affect the continued supply (either for clinical purposes or in bulk) of the active ingredients of the pharmaceutical products currently used in clinical trials by or for the Company or any of its Subsidiaries.

            Section 3.17. Real Property.

            (a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of all material real property owned by the Company or any of its Subsidiaries as of the date hereof ("COMPANY OWNED REAL PROPERTY"). The Company and each of its Subsidiaries has good and valid title in fee simple to all Company Owned Real Property, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent or are being disputed in good faith, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), or (iii) for such matters which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (b) Section 3.17(b) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of all material real property leased by the Company or any of its Subsidiaries as of the date hereof ("COMPANY MATERIAL LEASED REAL PROPERTY"). A copy of the lease for each Company Material Leased Real Property (the "COMPANY LEASES") has been filed as an exhibit to the Company SEC Documents prior to the date hereof or has been delivered or made available to Parent and Merger Sub. With respect to each of the Company Leases: (i) such Company Lease is legal, valid, and binding on the Company or its Subsidiary party thereto, and, to the Company's knowledge, each other Person thereto, and is enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Company Lease, will not result in a breach of or default under such Company Lease, or otherwise cause such Company Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company nor any of its Subsidiaries, as the case may be, nor, to the knowledge of the Company or any of its Subsidiaries, as the case may be, any other party to the Company Lease is in material breach or default under such Company Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Company Lease; (iv) the other party to such Company Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries, as the case may be, has subleased, licensed or otherwise granted any Person the right to use or occupy such Company Material Leased Real Property or any portion thereof; and
(vi) neither the Company nor any of its Subsidiaries, as the case may be, has collaterally assigned or granted any other security interest in such Company Lease or any interest therein, except in the case of (i) through (vi) above, for any such case that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (c) The present use of the land, buildings, structures and improvements on the Company Material Leased Real Property are, in all material respects, in conformity with all Laws, including all applicable zoning Laws, ordinances and regulations and with all registered deeds or other restrictions of record, and neither the Company nor any of its Subsidiaries, as the case may be, has received any written notice of violation thereof, except for such nonconformities or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, as the case may be, has received any written notice of any material conflict or dispute with any regulatory authority or other Person relating to any Company Material Leased Real Property or the activities thereon, other than where there is no current or reasonably likely material interference with the operations at the Company Material Leased Real Property as presently conducted (or as would be conducted at full capacity).

            (d) Neither the Company nor any of its Subsidiaries, as the case may be, has received any notice from any insurance company of any material defects or inadequacies in the Company Material Leased Real Property or any part thereof, which would materially and adversely affect the insurability of the same or of any termination or threatened (in writing) termination of any policy of insurance relating to any such Company Material Leased Real Property.

            Section 3.18. Regulatory Compliance.

            (a) Neither the Company nor any of its Subsidiaries has knowledge of any actual or threatened enforcement action by the FDA or any other Governmental Entity which has jurisdiction over the operations of the Company and its Subsidiaries, and none has received notice of any pending or threatened claim against either the Company, its Subsidiaries or any Company Partner, and the Company and its Subsidiaries have no knowledge or reason to believe that any Governmental Entity is considering such action, except where such action would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (b) All material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any Governmental Entity by the Company, its Subsidiaries, or, to the knowledge of the Company, Company Partners have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

            (c) Except as described in the Company SEC Documents prior to the date hereof, the Company, its Subsidiaries and, to the knowledge of the Company, Company Partners have not received any FDA Form 483, notice of adverse finding, Warning Letters, untitled letters or other correspondence or notice from the FDA, or other Governmental Entity alleging or asserting noncompliance with any applicable Laws or any licenses, approvals, clearances, authorizations, registrations, certificates, permits, filings, notifications and supplements or amendments thereto required by any applicable Laws, and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any Governmental Entity is considering such action, except where such action would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (d) All material licenses, approvals, clearances, authorizations, registrations, certificates, permits, filings, notifications and supplements or amendments thereto that the Company, its Subsidiaries, or, to the knowledge of the Company, Company Partners has received or made to the FDA or any other Governmental Entity has not been limited, suspended, modified or revoked and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.

            (e) All studies, tests and preclinical and clinical trials being conducted by the Company or its Subsidiaries are, and any such studies or trials being conducted by a Company Partner are to the knowledge of the Company being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state and federal Laws, rules, regulations and guidances, including, but not limited to the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable, and the FDCA and its implementing regulations including, but not limited to, 21 C.F.R. Parts 50, 54, and 56, 58 and 312. The descriptions of the studies, tests and preclinical and clinical trials, including the related results and regulatory status are accurate and complete in all material respects. The Company and its Subsidiaries are not aware of any studies, tests or trials the results of which call into question the clinical results described or referred to in the Company Disclosure Letter and Company SEC reports when viewed in the context in which such results are described and the clinical state of development. The Company and its Subsidiaries have not received any notices, correspondence or other communication from the FDA or any other Governmental Entity requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated, and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action, except where such action would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (f) The manufacture of products by the Company and its Subsidiaries is, and the manufacture of products by Company Partners is to the knowledge of the Company, being conducted in material compliance with all applicable Laws including the FDA's current Good Manufacturing Practices. In addition, the Company and its Subsidiaries and, to the knowledge of the Company, the Company Partners, are in material compliance with all other applicable FDA requirements, including, but not limited to, registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all other applicable Law.

            (g) The Company and its Subsidiaries have not either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, "dear doctor" letter, investigator notice or other notice or action relating to an alleged lack of safety or efficacy of any product or product candidate. The Company and its Subsidiaries are not aware of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries; (2) a change in the marketing classification or a material change in labeling of any such products, or (3) a termination or suspension of marketing of any such products.

            (h) The Company and its Subsidiaries are and at all times have been in material compliance with federal or state criminal or civil laws (including without limitation the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), Stark Law (42 U.S.C. Section 1395nn), False Claims Act (31 U.S.C.
Section 3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), and any comparable state laws), or the regulations promulgated pursuant to such Laws, or which are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program ("PROGRAM"). There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand pending, received or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which could reasonably result in its exclusion from participation in any Program or other third party payment programs in which the Company or any of its Subsidiaries participates.

            (i) To the Company's knowledge, the Company and each Subsidiary are and have been in substantial compliance with all applicable Laws and regulations related to 21 C.F.R. Part 11 compliance. The Company and each Subsidiary have policies and procedures or a formal compliance program to ensure compliance with all requirements of 21 C.F.R. Part 11, including those necessary: (i) to ensure that its records are validated and audit trails are generated, such that procedure is compliant with the legal requirements imposed by the appropriate jurisdictions and the jurisdictions in which the Company conducts business; (ii) to analyze and evaluate the potential risks and failures associated with the use of electronic records and electronic signatures; and (iii) to train and educate its new and current employees as required by Law. All such policies, procedures or formal compliance programs are in full compliance with applicable Laws and regulations. A true, accurate and complete copy of the written policies and procedures or formal compliance program described immediately above has been provided to Parent.

            Section 3.19. Insurance.

            (a) The Company has provided or made available to Parent true, correct and complete copies of its director and officer and employee and officer insurance policies and all policies of insurance material to the Company and its Subsidiaries, taken as a whole, to which the Company or its Subsidiaries is a party or is a beneficiary or named insured. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are appropriate and reasonable, considering the Company's and its Subsidiaries' properties, business and operations.

            (b) Excluding insurance policies that have expired and been replaced in the ordinary course of business, as of the date of this Agreement, to the Company's knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Company or any Subsidiary of the Company during the period of one year prior to the date hereof. As of the date hereof, to the Company's knowledge, no event has occurred, including the failure by the Company or any Subsidiary of the Company to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Company or any Subsidiary of the Company under any such excess Liability or protection and indemnity insurance policies.

            Section 3.20. Opinion of Financial Advisor. The Company's financial advisor, JP Morgan Securities Inc. (the "COMPANY FINANCIAL ADVISOR"), has delivered to the Company's Board of Directors an oral opinion, to be confirmed in writing, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

            Section 3.21. Brokers and Finders. The Company and its Subsidiaries have not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company or any of its Subsidiaries to pay any investment banking fees, finder's fees, or brokerage commissions in connection with the transactions contemplated hereby, other than fees payable to the Company Financial Advisor. The Company has delivered to Parent a true and complete copy of the engagement letter between the Company and the Company Financial Advisor.

        Section 3.22. Foreign Corrupt Practices and International Trade Sanctions. To the Company's knowledge, neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or any other similar applicable foreign, Federal or state Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws and regulations, in each case, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to the Company that except as set forth in the disclosure letter dated as of the date hereof delivered by Parent to the Company (the "PARENT DISCLOSURE LETTER"):

        Section 4.01. Organization and Qualification. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted. Parent is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. True, accurate and complete copies of the certificate of incorporation and bylaws of Parent, in each case, as amended and in effect on the date hereof, including all amendments thereto, have heretofore been filed with the SEC or delivered to the Company.

        Section 4.02. Capitalization.

        (a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock, 1,000,000 shares of Class B common stock, par value $0.014 per share ("PARENT CLASS B STOCK"), and 5,000,000 shares of preferred stock, par value $0.01 per share ("PARENT PREFERRED STOCK"). As of March 18, 2005, (i) 54,252,846 shares of Parent Common Stock, including in each case the associated Parent Rights, were issued and outstanding, (ii) no shares of Parent Class B Stock or Parent Preferred Stock were issued or outstanding,
(iii) 12,712,554 shares of Parent Common Stock were held in the treasury of Parent, (iv) 13,839,278 shares of Parent Common Stock were reserved for issuance upon exercise of Parent Stock Options issued and outstanding, (v) a variable number of shares of Parent Common Stock were subject to outstanding convertible debt (the "CONVERTIBLE NOTES"), (vi) 2,217,648 shares of Parent Common Stock were authorized and reserved for future issuance pursuant to the Parent

Stock Plans (other than shares of Parent Common Stock Authorized and reserved for future issuance upon exercise of Parent Stock Options issued and outstanding), and (vii) 623,669 shares of Parent Preferred Stock were designated as Series A Junior Participating Preference Stock, par value $0.01 per share, and were reserved for issuance upon exercise of Parent Rights issued pursuant to the Parent Rights Agreement. Parent has delivered or made available to the Company a complete and correct copy of the Parent Rights Agreement as in effect on the date hereof. Each issued and outstanding share of capital stock of Parent is, and each share of Parent Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since March 18, 2005 through the date hereof, except as permitted by this Agreement, (i) no shares of Parent Common Stock have been issued, except in connection with the exercise of Parent Stock Options issued and outstanding and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of Parent have been issued, granted or made, except Parent Rights in accordance with the terms of the Parent Rights Agreement.

        (b) Except for Parent Rights and Parent Stock Options issued and outstanding and the Convertible Notes, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Parent or any Subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Parent Common Stock or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of Parent to (i) repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock or other equity interests of any Subsidiary of Parent or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person other than a Subsidiary. There are no outstanding stock appreciation rights or similar derivative securities or rights of Parent or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. There are no voting trusts, irrevocable proxies or other agreements or understandings to which Parent or any Subsidiary of Parent is a party or is bound with respect to the voting of any shares of Parent Common Stock. None of the Company and its Subsidiaries shall become an "Acquiring Person" and no "Shares Acquisition Date" shall occur as a result of the execution, delivery and performance of this Agreement and the consummation of the Merger, and no "Distribution Date" shall occur as a result of the announcement of or the execution of this Agreement or any of the transactions contemplated hereby. As used in this Section 4.02(b), the terms "Acquiring Person," "Distribution Date" and "Shares Acquisition Date" shall have the meanings ascribed to such terms in the Parent Rights Agreement. Parent has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person (except rights which have terminated or expired). Neither Parent nor any of its Subsidiaries has any outstanding obligations in respect of prior acquisitions of businesses to pay, in the form of securities, cash or other property, any portion of the consideration payable to the seller or sellers in such transaction.

        (c) Parent has previously made available to the Company complete and correct copies of each Parent Stock Plan. Section 4.02(c) of the Parent Disclosure Letter sets forth a complete and correct list as of March 18, 2005, of all holders of outstanding Parent Stock Options, whether or not granted under the Parent Stock Plans, including the date of grant, the number of shares of Parent Common Stock originally granted subject to each such option, the exercise price per share, the exercise and vesting schedule, the number of shares of Parent Common Stock remaining subject to each such option, and the maximum term of each such option. Complete and correct copies of the relevant forms of written agreements, including forms of amendments thereto, evidencing the grant of Parent Stock Options have been provided to the Company by Parent.

        Section 4.03. Subsidiaries. Each Subsidiary of Parent is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted, and each Subsidiary of Parent is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary, except in all cases as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of Parent are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by Parent. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting or transfer of any shares of capital stock or other equity interests of any Subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement. Parent has no material investment in any entity other than its Subsidiaries.

        Section 4.04. Authority; Non-Contravention; Approvals.

        (a) Parent has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary stockholder approval in connection with this Agreement and the Merger, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent of this Agreement, and the consummation by Parent of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than the approval of the Share Issuance by Parent's stockholders and the filing and recordation of appropriate merger documents as required by the DGCL and approval of this Agreement by Parent as the sole stockholder of Merger Sub (which approval of Parent shall be obtained promptly after the date hereof)). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The affirmative vote of the holders of Parent Common Stock representing a majority of the votes cast on the proposal relating to the Share Issuance, provided that the total vote cast on the proposal represents over 50% in interest of all shares of Parent Common Stock entitled to vote on the proposal, is the only vote of the holders of capital stock of Parent necessary to approve the Share Issuance (the "PARENT STOCKHOLDER APPROVAL").

        (b) At a meeting duly called and held on March 20, 2005, the Board of Directors of Parent (i) determined that this Agreement and the other transactions contemplated hereby, including the Share Issuance, are advisable and in the best interests of Parent and Parent's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Share Issuance, and (iii) resolved to recommend approval of the Share Issuance by Parent's stockholders. No takeover statute or similar statute or regulation relating to Parent is applicable to the Merger or to the transactions contemplated by this Agreement. Without giving effect to the execution of this Agreement, neither Parent nor any affiliate or associate of Parent is, or has been during the last three years, an "interested stockholder" (as defined in Section 203 of the DGCL) of the Company.

        (c) The execution, delivery and performance of this Agreement by Parent and the consummation of the Merger and the other transactions contemplated hereby (including the transactions contemplated by the Financing Commitment Letter) do not and will not violate, conflict with, give rise to the right to modify or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt, or result in the creation of any Lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective certificate of incorporation or bylaws or similar governing documents of Parent or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining the Parent Required Statutory Approvals and the Parent Stockholder Approval, or (iii) any Parent Permit or Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, rights to modify, breaches, defaults, terminations, accelerations or creations of Liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (d) Except for (i) the filings by Parent required by the HSR Act, (ii) the filings by Parent required by Antitrust Laws of foreign jurisdictions, (iii) the applicable requirements of the Exchange Act, (iv) the filing of the Certificate of Merger and (v) any required filings under the rules and regulations of NYSE (the filings and approvals referred to in clauses (i) through (v) collectively, the "PARENT REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the Merger and the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.05. Reports and Financial Statements.

        (a) Since January 1, 2001, Parent has filed with the SEC all material forms, registration statements, prospectuses, reports, schedules and documents (including all exhibits, post-effective amendments and supplements thereto) (the "PARENT SEC DOCUMENTS") required to be filed by it under each of the Securities Act and the Exchange Act, all of which, as amended if applicable, complied in all material respects as to form with all applicable requirements of the appropriate Act, SOX and the rules and regulations thereunder. As of their respective dates (taking into account any amendments or supplements filed prior to the date hereof), the Parent SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents, and to the knowledge of Parent, the statements contained in such certifications are true and correct. For purposes of this Section 4.05(b), "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

        (c) The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or the applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). The books and records of Parent and its Subsidiaries are maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

        (d) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any "off-balance sheet arrangements" (as defined in Item

303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, Parent or any of its Subsidiaries in Parent's or such Subsidiary's published financial statements or other the Parent SEC Documents.

        (e) Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (f) Parent has in place the "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of Parent to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. Parent's "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports.

        (g) Since December 31, 2000, Parent has not received from its independent auditors any oral or written notification of a (x) "reportable condition" or (y) "material weakness" in Parent's internal controls. For purposes of this Agreement, the terms "reportable condition" and "material weakness" shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

        Section 4.06. Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements included in Parent's Form 10-K for the year ended June 30, 2004 (the "PARENT 10-K") or the unaudited financial statements included in Parent's Form 10-Q for the period ended December 31, 2004 (the "PARENT 10-Q"), neither Parent nor any of its Subsidiaries has as of the date hereof any Liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except Liabilities, obligations or contingencies (a) which are accrued or reserved against in the financial statements in the Parent 10-K or Parent 10-Q or reflected in the notes thereto, (b) which were incurred in the ordinary course of business and consistent with past practices, (c) which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (d) which are of a nature not required to be reflected in the consolidated financial statements of Parent and its Subsidiaries prepared in accordance with GAAP consistently applied.

        Section 4.07. Litigation. Except as disclosed in the Parent SEC Documents prior to the date hereof, as of the date hereof, there are no Actions pending, or, to the knowledge of

Parent, threatened in writing against, which relate to or affect Parent or any of its Subsidiaries, before any court or other Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There has not, within the last four years, been nor, as of the date hereof, are there any internal investigations or inquiries being conducted by Parent, the Board of Directors of Parent (or any committee thereof) or any other Person at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

        Section 4.08. Absence of Certain Changes or Events.

        (a) Except as disclosed in the Parent SEC Documents prior to the date hereof, since June 30, 2004 through the date hereof:

            (i) Parent and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice;

            (ii) there has not been any split, combination or reclassification of any of Parent's capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of Parent's capital stock;

            (iii) except as required by a change in GAAP, there has not been any change in accounting methods, principles or practices by Parent materially affecting the consolidated financial position or results of operations of Parent;

            (iv) Parent and its Subsidiaries have not made any material Tax election or settled or compromised any material Tax liability or refund, other than Tax elections required by Law, or changed any annual Tax accounting period or method of Tax accounting, filed any material amendment to a Tax Return, entered into any closing agreement relating to any material Tax, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; and

            (v) no action has been taken by Parent or its Subsidiaries to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Parent Benefit Plan or Parent Stock Option.

        (b) Since June 30, 2004, there has not occurred any circumstance or event, or series of circumstances or events, that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.09. Registration Statement, Etc. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement, (b) the Joint Proxy Statement and (c) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed and at the time such documents become effective or at the time any amendment or supplement thereto becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and, in the case of the Registration Statement, when it becomes effective or at the time any amendment or supplement thereto becomes effective, will cause the Registration Statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or which is necessary in order to make the statements therein not misleading, or, in the case of the Joint Proxy Statement, when first mailed to the stockholders of Parent and the stockholders of the Company, or in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Parent Stockholders' Meeting or the time of the Company Stockholders' Meeting, will cause the Joint Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by Parent with respect to statements made in any such documents based on information supplied by the Company or with respect to information concerning the Company which is incorporated by reference in such documents.

        Section 4.10. Compliance with Applicable Law; Permits.

        (a) Parent, its Subsidiaries and their employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including, without limitation, all those that may be required by the FDA or any other Governmental Entity engaged in the regulation of Parent's products) which are required for Parent and its Subsidiaries to own, lease, license and operate its properties and other assets and to carry on their respective business in the manner described in the Parent SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the "PARENT PERMITS"), and all Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (b) Parent and its Subsidiaries are, and have been at all times since January 1, 2001, in compliance with the terms of the Parent Permits and all applicable Laws relating to Parent and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Parent Permits or such applicable Law would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2001, neither Parent nor any of its Subsidiaries has received any notification from any Governmental Entity (i) asserting that Parent or any of its Subsidiaries is not in material compliance with, or at any time since such date has failed to materially comply with, applicable Law or (ii) threatening to revoke any material Parent Permit. As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the knowledge of Parent, has been threatened against Parent or any of its Subsidiaries.

        Section 4.11. Parent Material Contracts; Defaults.

        (a) As of the date hereof and except as filed as exhibits to Parent's SEC Documents, neither Parent nor any of its Subsidiaries is a party to, and none of their respective assets, businesses or operations is bound by, any Contract (whether written or oral) that (i) is a "material contract" (as such term is defined in Item 601(a)(10) of Regulation S-K promulgated under the Securities Act), (ii) relates to any indebtedness in excess of $500,000, (iii) provides for aggregate payments from it or any of its Subsidiaries in excess of $500,000, has an unexpired term exceeding six months, cannot be terminated without penalty upon not more than sixty (60) days' prior written notice, and which has yet-to-be performed executory obligations, (iv) materially limits its freedom or the freedom of any of its Subsidiaries to compete in any line of business or with any Person or in any geographical area or which would so materially limit its freedom or the freedom of any of its Subsidiaries so to compete after the Effective Time, (v) relates to the research, development, distribution, supply, license, co-promotion or manufacturing by other Persons of Parent Key Products which Contract, if terminated or non-renewed, would reasonably be expected to have a material adverse effect on any Parent Key Product; (vi) that relates to a Parent Key Product and purports to prohibit Parent or any Subsidiary from contesting the validity or ownership of any other Person's patent or from challenging the inventorship of any other Person's invention; (vii) which relates to a Parent Key Product and where, in settlement of an actual or threatened action for patent infringement, trade secrets misappropriation or similar intellectual property action, Parent or any Subsidiary purports to acknowledge or agree that certain acts infringe or misappropriate the rights of another Person; (viii) where, in settlement of an actual or threatened action for patent infringement, trade secret misappropriation or similar intellectual property action, another Person agrees in writing not to contest the validity or ownership of Parent Owned Intellectual Property which relates to a Parent Key Product; or (ix) to the extent not included within the foregoing, each Parent Material License (collectively, the "PARENT MATERIAL CONTRACTS"). Except for Parent Material Contracts which have expired pursuant to their terms after the date hereof, each of the Parent Material Contracts is valid and binding on Parent or its Subsidiary party thereto and, to Parent's knowledge, each other Person thereto, and is in full force and effect and enforceable against Parent or such Subsidiary, as the case may be, in accordance with its terms (except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles and (ii) to the extent applicable, securities laws limitations on the enforceability of provisions regarding indemnification in connection with the sale or issuance of securities).

        (b) Neither Parent nor any of its Subsidiaries is in violation, breach or default under any of the Parent Material Contracts, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a violation, breach or default, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. No other Person has alleged or claimed that Parent or any of its Subsidiaries or, to Parent's knowledge, any sublicensee of Parent or any of its Subsidiaries, is in violation, breach or default under any Parent Material Contract, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

        Section 4.12. Taxes.

        (a) Each of Parent and its Subsidiaries has (i) duly and timely filed with the appropriate Tax authority all Tax Returns required to be filed by it through the date hereof, and all such Tax Returns are true, correct and complete in all respects and (ii) paid all Taxes due and owing (whether or not shown due on any Tax Returns), except in each case where the failure to pay such Taxes or the failure of such Tax Returns to be true, correct or complete in all respects would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return. No written claim has ever been made by a Tax authority in a jurisdiction where Parent and its Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

        (b) The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the financial statements contained in the most recent Parent SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since the date of the financial statements in the most recent Parent SEC Filings, neither Parent nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, except for any liability for Taxes which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (c) There are no Liens for Taxes upon any property or asset of Parent or any Subsidiary thereof, except for Liens (i) for Taxes contested in good faith and reserved against in accordance with GAAP and reflected in the Parent SEC Reports filed prior to the date hereof or (ii) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (d) No deficiencies for Taxes with respect to any of Parent and its Subsidiaries have been set forth or claimed in writing, or proposed or assessed by a Tax authority. There are no pending or, to the knowledge of Parent, proposed or threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to any of Parent and its Subsidiaries, and there are no matters under discussion with any Tax authority, or known to Parent, with respect to Taxes that are likely to result in a material additional Liability for Taxes with respect to any of Parent and its Subsidiaries. No issues relating to Taxes of Parent or its Subsidiaries were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to recur with a Parent Material Adverse Effect on Taxes in a later taxable period. Parent has delivered or made available to the Company true and complete copies of federal, state and local income Tax Returns of each of Parent and its Subsidiaries and their predecessors for the years ended June 30, 2001, 2002, 2003 and promptly upon their availability, 2004, and true and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of Parent and its Subsidiaries or any predecessor, with respect to Taxes. None of Parent, any of its Subsidiaries or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver.

        (e) Each of Parent and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed in all material respects. Neither Parent nor any of its Subsidiaries has classified any individual as an "independent contractor" or similar non-employee status who, according to any Parent Benefit Plan or applicable Law, should have been classified as an employee.

        (f) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of Parent and its Subsidiaries, and, after the Closing Date, none of Parent and its Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

        (g) Except for the affiliated group of which Parent is the common parent, each of Parent and its Subsidiaries is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither Parent nor any of its Subsidiaries has Liability for the Taxes of any Person (including an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Entity) other than Parent and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

        (h) Parent has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Merger.

        (i) Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        (j) None of Parent and its Subsidiaries (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former
Section 341(f)(2) of the Code apply to any disposition of the assets of Parent (or under any similar provision of state, local or foreign law); (ii) has agreed, or is or was required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise (or by reason of any similar provision of state, local or foreign law); (iii) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; (iv) has been a stockholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (v) has ever made an election under Section 338 of the Code (or under any similar provisions of state, local or foreign Law), (vi) has been a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (vii) has had a material Liability with respect to Taxes as a result of being a stockholder of a "passive foreign investment company" within the meaning of Section 1297 of the Code; or (viii) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or has otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

        (k) Neither Parent nor any of its Subsidiaries has been a party to a "reportable transaction," as such term is defined in Treasury Regulations
Section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a "listed transaction," as such term is defined in Treasury Regulations
Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. Parent has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
Section 6662.

        Section 4.13. Employee Benefit Plans; ERISA.

        (a) Section 4.13(a) of the Parent Disclosure Letter includes a complete list, as of the date hereof, of each material employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of Parent or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries contributes or is obligated to contribute, or with respect to which Parent or any of its Subsidiaries has or may have any Liability or obligations, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA or any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit or similar arrangement, agreement, plan, program or policy (collectively, the "PARENT BENEFIT PLANS"). Parent has made available to the Company a copy of each of the Parent Benefit Plans, including any amendments thereto, and where applicable, any related trust agreement, annuity or insurance contract, the most recent actuarial valuation, the most recent summary plan description, the most recent prospectus, the most recent IRS determination letter, and the most recent annual report (Form 5500) and audited financial statements.

        (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (i) Parent and its Subsidiaries have complied, and are now in compliance, with all provisions of all laws and regulations applicable to Parent Benefit Plans and each Parent Benefit Plan has been administered in accordance with its terms, including the making of all required contributions and the reflection by Parent of all required accruals on its financial statements; (ii) no event or condition exists which would reasonably be expected to subject Parent or any of its Subsidiaries to Liability in connection with the Parent Benefit Plans or any plan, program, or policy sponsored or contributed to by any of their respective ERISA Affiliates other than the provision of benefits thereunder in the ordinary course; and (iii) there are no pending or, to Parent's knowledge, threatened Actions (other than claims for benefits in the ordinary course) relating to Parent Benefit Plans which have been asserted or instituted and which would reasonably be expected to result in any Liability of Parent or any of its Subsidiaries.

        (c) In no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or the stockholder approval of the Merger (either alone or in conjunction with any other event, such as termination of employment) result in, cause the accelerated vesting, exercisability, funding or delivery of, or increase the amount or value of, any material payment or benefit to any current or former employee, officer or director of Parent or any of its Subsidiaries or any beneficiary or dependent thereof or result in a limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust.

        (d) Section 4.13(d) of the Parent Disclosure Letter identifies each Parent Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code or is intended to be similarly qualified or registered under applicable foreign law (collectively, the "PARENT QUALIFIED PLANS"). Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the IRS (or other relevant foreign regulatory agency) has issued a favorable determination letter (or similar approval under foreign law) with respect to each Parent Qualified Plan and the related trust that has not been revoked, and Parent knows of no existing circumstances or events that have occurred that would reasonably be expected to adversely affect the qualified status of any Parent Qualified Plan or the related trust, which cannot be cured without a Parent Material Adverse Effect.

        (e) No Parent Benefit Plan or Parent ERISA Affiliate Plan is, or has ever been, subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

        (f) No Parent Benefit Plan or Parent ERISA Affiliate Plan is, or has ever been, a Multiemployer Plan.

        (g) There is no contract, agreement, plan or arrangement to which Parent or any Subsidiary of Parent is a party, including but not limited to the provisions of this Agreement, that, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to Section 162(m) of the Code.

        Section 4.14. Labor and Other Employment Matters(a) .

        (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) no work stoppage, slowdown, lockout, labor strike, material arbitration or other material labor dispute against Parent or any of its Subsidiaries by employees is pending or threatened, (ii) neither Parent nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iii) Parent and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wage and hours,
(iv) Parent and each of its Subsidiaries has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, (v) neither Parent nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice), (vi) there are no material pending claims against Parent or any of its Subsidiaries under any workers' compensation plan or policy or for long term disability and (vii) there are no material controversies pending or, to the knowledge of Parent, threatened, between Parent or any of its Subsidiaries and any of their respective current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To Parent's knowledge, as of the date hereof, no employees of Parent or any of its Subsidiaries are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Parent or such Subsidiary or to the use of trade secrets or proprietary information of others. As of the date hereof, no employee of Parent or any of its Subsidiaries, at the officer level or above, has given notice to Parent or any of its Subsidiaries that any such employee intends to terminate his or her employment with Parent or any of its Subsidiaries.

        (b) Neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated. From January 1, 2001 to the date hereof, there has not been a representation question respecting any of the employees of Parent or any of its Subsidiaries and, to the knowledge of Parent, there are no campaigns being conducted to solicit cards from employees of Parent or any of its Subsidiaries to authorize representation by any labor organization.

        (c) Parent has identified in Section 4.14(c) of the Parent Disclosure Letter and has made available to the Company true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to Parent or any of its Subsidiaries, (ii) all severance programs and policies of each of Parent and each of its Subsidiaries with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of each of Parent and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. In no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or the stockholder approval of the Merger (either alone or in conjunction with any other event, such as termination of employment) (x) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Parent or any of its Subsidiaries or Affiliates from Parent or any of its Subsidiaries or Affiliates under any Parent Benefit Plan or otherwise,
(y) significantly increase any benefits otherwise payable under any Parent Benefit Plan or otherwise, or (z) result in any acceleration of the time of payment or vesting of any benefits.

        (d) Each current and, to the best of Parent's knowledge, former employee of Parent or any of its Subsidiaries who is or was engaged in the invention of products or development of technology or authoring of computer software or other copyrighted materials for

Parent or any of its Subsidiaries has executed a written contract obligating such Person to assign to Parent or such Subsidiary all of his or her right, title and interest in any such invention, technology or work of authorship, except where the failure to have executed such a written contract would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or a material adverse effect on a Parent Key Product.

        Section 4.15. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse
Effect: (a) Parent is now and always has been in material compliance with all Environmental Laws; (b) Parent has all the Environmental Permits necessary for the conduct and operation of the business as now being conducted, and all such permits are in good standing; (c) there is not now and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any Company owned, leased or operated property associated with the business except in full compliance with all applicable Environmental Laws; (d) Parent has not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, nor is Parent aware of any information which might form the basis of any such notice or any claim; and (e) there is no site to which Parent has transported or arranged for the transport of Hazardous Substances which to the knowledge of Parent is or may become the subject of any environmental action. True, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments which have been conducted at any Parent owned, leased or operated property, have been provided.

        Section 4.16. Intellectual Property.

        (a) Section 4.16(a) of the Parent Disclosure Letter sets forth a true and complete list as of the date hereof of all (i) statutory invention certificates, U.S. and foreign patents, utility models, and patent applications and for each, its number, issue date, title, owner and priority information for each country in which such patent has been issued, or the application number, date of filing, title, owner and priority information for each country in which an application is pending; (ii) Parent Registered Brand Names, the registration number thereof, and, if applicable, the class(es) of goods or the description(s) of goods or services covered thereby, the countries in which each such Parent Registered Brand Name is registered, and the owner of each such Parent Registered Brand Name; (iii) Parent Unregistered Brand Names, and, if applicable, the application serial number thereof, the date of filing, the countries in which such application was filed and the class of goods or the description of goods or services sought to be covered thereby; (iv) copyright registrations and the number, title of the work, and date of registration thereof for each country in which such copyright has been registered; (v) applications for registration of copyrights, the title of the work, and the date and countries in which each such application was filed; and (vi) domain name registrations, in each case set forth in subsections (i) through (vi) above, included in the Parent Owned Intellectual Property as of the date hereof.

        (b) Section 4.16(b) of the Parent Disclosure Letter sets forth a complete and accurate list or description, as appropriate, of all Contracts as of the date hereof by which Parent or any of its Subsidiaries has been granted or has granted to others any license to Intellectual

Property that is used in or necessary for the conduct of the business of Parent or any of its Subsidiaries, as conducted as of the date hereof and where (i) such Intellectual Property is embodied in any Parent Key Products; (ii) the termination or expiration of such agreement would reasonably be expected to have a Parent Material Adverse Effect; (iii) the agreement requires or reasonably could be expected to require Parent or any of its Subsidiaries to pay or be paid royalties or amounts to/from another Person in an aggregate amount of $100,000 or more; (iv) the agreement purports to be an inbound or outbound license of rights on an exclusive basis; or (v) the agreement relates to Intellectual Property which, to Parent's knowledge, is co-owned by another Person or as to which, to Parent's knowledge, another Person has a right to acquire, right of first refusal or right of first negotiation (collectively, "PARENT MATERIAL Licenses"); provided, however, Section 4.16(b) of the Parent Disclosure Letter need not list licenses of computer software which computer software has not been significantly modified or customized and that is widely available on commercially reasonable terms. A true and complete copy of each Parent Material License has been made available to the Company.

        (c) (i) The use of the Parent Owned Intellectual Property and the Parent Licensed Intellectual Property in connection with the operation of the business of Parent or any of its Subsidiaries as conducted as of the date hereof, and
(ii) the manufacture, use, offer for sale, and sale of Parent Key Products (as such products exist as of the date hereof), do not, to Parent's knowledge, infringe or misappropriate or otherwise violate the Intellectual Property rights of any other Person, and no claim is pending or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries alleging any of the foregoing.

        (d) Except for the Parent Material Licenses of which the Company has been provided copies, and applicable governmental and/or regulatory approvals, as listed in Section 4.16(d) of the Parent Disclosure Letter, no right, license, lease, consent, or other agreement is required with respect to any Intellectual Property for the conduct of the business of Parent or any of its Subsidiaries as conducted as of the date hereof that will require any material payment or the undertaking of any material obligation by Parent or any of its Subsidiaries.

        (e) None of the patents or patent applications required to be listed in
Section 4.16(a) of the Parent Disclosure Letter is involved in any interference, reexamination, opposition or similar active proceeding which would reasonably be expected to have a material adverse effect thereon, and, to Parent's knowledge, there has been no threat that any such proceeding will hereafter be commenced. None of the Parent Registered Brand Names or the Parent Unregistered Brand Names required to be listed in Section 4.16(a) of the Parent Disclosure Letter is involved in any opposition, cancellation, nullification, interference or similar active proceeding which would reasonably be expected to have a material adverse effect thereon, and to Parent's knowledge, there has been no threat that any such proceeding will hereafter be commenced.

        (f) Parent or a Subsidiary of Parent is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of the Parent Owned Intellectual Property. Parent or a Subsidiary of Parent is entitled to use the Parent Owned Intellectual Property and the Parent Licensed Intellectual Property in the ordinary course of its business as presently conducted, subject only to the terms of the Parent Material Licenses of which the Company has been provided copies.

        (g) Other than Parent Owned Intellectual Property and Parent Licensed Intellectual Property, there are no items of Intellectual Property that are necessary to the conduct of the business of Parent or any of its Subsidiaries as conducted as of the date hereof. To the knowledge of Parent, the Parent Owned Intellectual Property is valid and enforceable, and Parent has the right to enforce such Parent Owned Intellectual Property that has not been licensed to another Person on an exclusive basis, and such Intellectual Property has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable (except for challenges and adjudications that may be received in the ordinary course of the prosecution of Intellectual Property applications in Intellectual Property offices) in whole or part.

        (h) No legal proceedings are pending or, to Parent's knowledge, are threatened against Parent or any of its Subsidiaries or licensors of Parent Licensed Intellectual Property (i) based upon, challenging or seeking to deny or restrict the use by Parent of any of the Parent Owned Intellectual Property or the Parent Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by Parent or any of its Subsidiaries or any other operation of the business of Parent or any of its Subsidiaries infringes, misappropriates or violates any Intellectual Property right of any other Person, or (iii) alleging that the Parent Material Licenses conflict with the terms of any other Person's license or other agreement.

        (i) To Parent's knowledge, no other Person is engaging in any activity that infringes or misappropriates the Parent Owned Intellectual Property or the Parent Licensed Intellectual Property as of the date hereof. Parent and its Subsidiaries have not granted any material license or other material right to any other Person with respect to the Parent Owned Intellectual Property or the Parent Licensed Intellectual Property as of the date hereof other than pursuant to agreements listed in Section 4.11(a) or 4.16(b) of the Parent Disclosure Letter.

        (j) To Parent's knowledge, all material software used in the business of Parent or any of its Subsidiaries is free of all viruses, worms and Trojan horses that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (k) Parent and its Subsidiaries have a license to use all software development tools, library functions, compilers and other third-party software that are material to the business of Parent or any of its Subsidiaries as presently conducted, or that are required to operate or modify the software used in Parent's or any of its Subsidiaries' business as presently conducted, except for such licenses the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (l) Parent and its Subsidiaries have taken commercially reasonable measures (but at least commensurate with industry standards) to maintain their material trade secrets in confidence, including contractually requiring licensees, contractors and other Persons with access to such trade secrets to keep such trade secrets confidential.

        (m) To the knowledge of Parent, as of the date hereof, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of Parent or any of its Subsidiaries by any Person, (ii) no employee, independent Contractor or agent of Parent or any of its Subsidiaries has misappropriated any material trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of Parent or any of its Subsidiaries is in material default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract which has or is likely to have a Parent Material Adverse Effect.

        (n) Parent and each of its Subsidiaries has secured valid written assignments from all current employees and, to the best of Parent's knowledge, all former employees, who contributed to the creation or development of Parent Owned Intellectual Property or the rights to such contributions that Parent or such Subsidiary does not already own by operation of law, and all of its employees have assigned to Parent or such Subsidiary the rights to such contributions that Parent or such Subsidiary does not already own by operation of law, except where the failure to have secured such written assignments would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or a material adverse effect on a Parent Key Product. All employees of Parent or any of its Subsidiaries with access to material confidential information of Parent or any of its Subsidiaries, which information relates to a Parent Key Product, are parties to written agreements under which, among other things, each such employee is obligated to maintain the confidentiality of confidential information of Parent or any of its Subsidiaries, except where the absence of such written agreements would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or a material adverse effect on any Parent Key Product. To the knowledge of Parent as of the date hereof, no employees of Parent or any of its Subsidiaries are in violation thereof.

        (o) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to (i) any right of termination or other right to impair or limit any of Parent's rights to own or license any of the Parent Owned Intellectual Property or the Parent Licensed Intellectual Property, or (ii) the inability (for any period of time) of the Surviving Corporation to succeed to the rights and perform the obligations of Parent with respect to the Parent Owned Intellectual Property and the Parent Licensed Intellectual Property, pursuant to the terms of this Agreement.

        (p) To Parent's knowledge, there are no facts or circumstances that materially adversely affect or are reasonably likely to materially adversely affect the continued supply (either for clinical purposes or in bulk) of the active ingredients of the pharmaceutical products currently used in clinical trials by or for Parent or any of its Subsidiaries.

        Section 4.17. Real Property.

        (a) Neither Parent nor any of its Subsidiaries owns any real property.

        (b) Section 4.17(b) of the Parent Disclosure Letters sets forth a complete list, as of the date hereof, of all material real property leased by Parent or any of its Subsidiaries as of the date hereof ("PARENT MATERIAL LEASED REAL PROPERTY"). A copy of the lease for each Parent Material Leased Real Property (the "PARENT LEASES") has been filed as an exhibit to the Parent SEC Documents prior to the date hereof or has been delivered or made available to the Company. With respect to each of the Parent Leases: (i) such Parent Lease is legal, valid, binding on Parent or its Subsidiary party thereto and, to Parent's knowledge, each other Person thereto, and is enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Parent Lease, will not result in a breach of or default under such Parent Lease, or otherwise cause such Parent Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither Parent nor any of its Subsidiaries, as the case may be, nor, to the knowledge of Parent or any of its Subsidiaries, as the case may be, any other party to the Parent Lease is in material breach or default under such Parent Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Parent Lease; (iv) the other party to such Parent Lease is not an Affiliate of, and otherwise does not have any economic interest in, Parent or any of its Subsidiaries; (v) neither Parent nor any of its Subsidiaries, as the case may be, has subleased, licensed or otherwise granted any Person the right to use or occupy such Parent Material Leased Real Property or any portion thereof; and
(vi) neither Parent nor any of its Subsidiaries, as the case may be, has collaterally assigned or granted any other security interest in such Parent Lease or any interest therein, except in the case of (i) through (vi) above, for any such case that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (c) The present use of the land, buildings, structures and improvements on the Parent Material Leased Real Property are, in all material respects, in conformity with all Laws, including all applicable zoning Laws, ordinances and regulations and with all registered deeds or other restrictions of record, and neither Parent nor any of its Subsidiaries, as the case may be, has received any written notice of violation thereof, except for such nonconformities or violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries, as the case may be, has received any written notice of any material conflict or dispute with any regulatory authority or other Person relating to any Parent Material Leased Real Property or the activities thereon, other than where there is no current or reasonably likely material interference with the operations at the Parent Material Leased Real Property as presently conducted (or as would be conducted at full capacity).

        (d) Neither Parent nor any of its Subsidiaries, as the case may be, has received any notice from any insurance company of any material defects or inadequacies in the Parent Material Leased Real Property or any part thereof, which would materially and adversely affect the insurability of the same or of any termination or threatened (in writing) termination of any policy of insurance relating to any such Parent Material Leased Real Property.

        Section 4.18. Regulatory Compliance.

        (a) Neither Parent nor any of its Subsidiaries has knowledge of any actual or threatened enforcement action by the FDA or any other Governmental Entity which has jurisdiction over the operations of Parent and its Subsidiaries, and none has received notice of any pending or threatened claim against either Parent, its Subsidiaries or any Parent Partner, and Parent and its Subsidiaries have no knowledge or reason to believe that any Governmental Entity is considering such action, except where such action would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (b) All material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any Governmental Entity by Parent, its Subsidiaries, or, to the knowledge of Parent, Parent Partners have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

        (c) Except as described in the Parent SEC Documents prior to the date hereof, Parent, its Subsidiaries and, to the knowledge of Parent, Parent Partners have not received any FDA Form 483, notice of adverse finding, Warning Letters, untitled letters or other correspondence or notice from the FDA, or other Governmental Entity alleging or asserting noncompliance with any applicable Laws or any licenses, approvals, clearances, authorizations, registrations, certificates, permits, filings, notifications and supplements or amendments thereto required by any applicable Laws, and Parent and its Subsidiaries have no knowledge or reason to believe that the FDA or any Governmental Entity is considering such action, except where such action would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (d) All material licenses, approvals, clearances, authorizations, registrations, certificates, permits, filings, notifications and supplements or amendments thereto that Parent, its Subsidiaries, or, to the knowledge of Parent, Parent Partners has received or made to the FDA or any other Governmental Entity has not been limited, suspended, modified or revoked and Parent and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.

        (e) All studies, tests and preclinical and clinical trials being conducted by Parent or its Subsidiaries are, and any such studies or trials being conducted by a Parent Partner are to the knowledge of Parent being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state and federal Laws, rules, regulations and guidances, including, but not limited to the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable, and the FDCA and its implementing regulations including, but not limited to, 21 C.F.R. Parts 50, 54, and 56, 58 and 312. The descriptions of the studies, tests and preclinical and clinical trials, including the related results and regulatory status are accurate and complete in all material respects. Parent and its Subsidiaries are not aware of any studies, tests or trials the results of which call into question the clinical results described or referred to in the Parent Disclosure Letter and Parent SEC reports when viewed in the context in which such results are described and the clinical state of development. Parent and its Subsidiaries have not received any notices, correspondence or other communication from the FDA or any other Governmental Entity requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, Parent or its Subsidiaries, or in which Parent or its Subsidiaries have participated, and Parent and its Subsidiaries have no knowledge or reason to believe that the

FDA or any other Governmental Entity is considering such action, except where such action would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (f) The manufacture of products by Parent and its Subsidiaries is, and the manufacture of products by Parent Partners is to the knowledge of Parent, being conducted in material compliance with all applicable Laws including the FDA's current Good Manufacturing Practices. In addition, Parent and its Subsidiaries and, to the knowledge of Parent, the Parent Partners, are in material compliance with all other applicable FDA requirements, including, but not limited to, registration and listing requirements set forth in 21 U.S.C.
Section 460 and 21 C.F.R. Part 207 and all other applicable Law.

        (g) Parent and its Subsidiaries have not either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, "dear doctor" letter, investigator notice or other notice or action relating to an alleged lack of safety or efficacy of any product or product candidate. Parent and its Subsidiaries are not aware of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any product sold or intended to be sold by Parent or its Subsidiaries; (2) a change in the marketing classification or a material change in labeling of any such products, or (3) a termination or suspension of marketing of any such products.

        (h) Parent and its Subsidiaries are and at all times have been in material compliance with federal or state criminal or civil laws (including without limitation the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), Stark Law (42 U.S.C. Section 1395nn), False Claims Act (31 U.S.C.
Section 3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), and any comparable state laws), or the regulations promulgated pursuant to such Laws, or which are cause for civil penalties or mandatory or permissive exclusion from any Program. There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand pending, received or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries which could reasonably result in its exclusion from participation in any Program or other third party payment programs in which Parent or any of its Subsidiaries participates.

        (i) To Parent's knowledge, Parent and each Subsidiary are and have been in substantial compliance with all applicable Laws and regulations related to 21 C.F.R. Part 11 compliance. Parent and each Subsidiary have policies and procedures or a formal compliance program to ensure compliance with all requirements of 21 C.F.R. Part 11, including those necessary: (i) to ensure that its records are validated and audit trails are generated, such that procedure is compliant with the legal requirements imposed by the appropriate jurisdictions and the jurisdictions in which Parent conducts business; (ii) to analyze and evaluate the potential risks and failures associated with the use of electronic records and electronic signatures; and (iii) to train and educate its new and current employees as required by Law. All such policies, procedures or formal compliance programs are in full compliance with applicable Laws and regulations. A true, accurate and complete copy of the written policies and procedures or formal compliance program described immediately above has been provided to the Company.


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
        Section 4.19. Insurance.

        (a) Parent has provided or made available to the Company true, correct and complete copies of its director and officer and employee and officer insurance policies and all policies of insurance material to Parent and its Subsidiaries, taken as a whole, to which Parent or its Subsidiaries is a party or is a beneficiary or named insured. Parent and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are appropriate and reasonable, considering Parent's and its Subsidiaries' properties, business and operations.

        (b) Excluding insurance policies that have expired and been replaced in the ordinary course of business, as of the date of this Agreement, to Parent's knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Parent or any Subsidiary of Parent during the period of one year prior to the date hereof. As of the date hereof, to Parent's knowledge, no event has occurred, including the failure by Parent or any Subsidiary of Parent to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Parent or any Subsidiary of Parent under any such excess Liability or protection and indemnity insurance policies.

        Section 4.20. Opinion of Financial Advisor. Parent's financial advisor, Deutsche Bank Securities, Inc. and Thomas Weisel Partners LLC (the "PARENT FINANCIAL ADVISORS"), has delivered to Parent's Board of Directors an oral opinion, to be confirmed in writing, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to Parent.

        Section 4.21. Brokers and Finders. Parent and its Subsidiaries have not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Parent or any of its Subsidiaries to pay any investment banking fees, finder's fees, or brokerage commissions in connection with the transactions contemplated hereby, other than fees payable to the Parent Financial Advisors. Parent has delivered to the Company a true and complete copy of the engagement letter between Parent and the Parent Financial Advisors.

        Section 4.22. Foreign Corrupt Practices and International Trade Sanctions. To Parent's knowledge, neither Parent, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the FCPA, or any other similar applicable foreign, Federal or state Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws and regulations, in each case, except as is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.


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
        Section 4.23. Financing. A true and correct copy of the financing commitment letter, dated March 20, 2005, from Deutsche Bank Securities, Inc. and Deutsche Bank Trust Company Americas to Parent, as in effect on the date hereof (the "FINANCING COMMITMENT LETTER"), has been delivered to the Company. At Closing, Parent will have sufficient funds and sufficient authorized but unissued shares of Parent Common Stock to consummate the transactions contemplated by this Agreement.

        Section 4.24. Interim Operations of Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Parent formed solely for the purpose of effecting the Merger, and has conducted no activity and has incurred no liability or obligation other than as contemplated by this Agreement.

                                    ARTICLE V

                                    COVENANTS

        Section 5.01. Conduct of Business by the Company Pending the Closing. Except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly permitted by this Agreement (or as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to,
(i) conduct its business in the ordinary course of business consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers, key employees and key independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company), and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

        (a) (i) amend or propose to amend the Company's certificate of incorporation or bylaws or similar governing documents, or materially amend or propose to materially amend any of the Company's Subsidiaries' certificate of incorporation or bylaws or similar governing documents, (ii) split, combine or reclassify their outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, share of its capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or any of its Subsidiaries by a Subsidiary of the Company, (iv) merge or consolidate with any Person (other than a merger among wholly-owned Subsidiaries of the Company or a merger between the Company and its wholly-owned Subsidiaries), or (v) enter into any agreement with respect to the voting of its capital stock or other securities held by the Company or any of its Subsidiaries;

        (b) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that
(i) the Company may issue shares of Company Common Stock (A) upon the exercise of Company Purchase Rights outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (iv) of this clause (b), (B) upon exercise of Company Stock Options outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (ii) or (iii) of this clause (b) or (C) in accordance with the terms of the Company Rights Agreement as in effect on the date hereof, (ii) the Company may grant Company Stock Options to purchase up to an aggregate of 100,000 shares of Company Common Stock to new employees of the Company or its Subsidiaries in accordance with the terms of the Company Stock Plans consistent with past practice and with an exercise price per share of Company Common Stock no less than the fair market value of a share of Company Common Stock on the date of grant, provided that the vesting of such options does not accelerate as a result of the Merger or the transactions contemplated by this Agreement and provided, further, that no such grant to purchase more than 25,000 shares of Company Common Stock shall be made to any individual, (iii) the Company may grant Company Stock Options pursuant to existing contractual relationships as set forth in Section 5.01(b) of the Company Disclosure Letter, (iv) the Company may grant Company Purchase Rights in accordance with the terms of the Company ESPP (as in effect on the date hereof), subject to Section 2.07, (v) the Company may grant up to an aggregate of 10,000 shares of Company Restricted Stock to new employees of the Company or its Subsidiaries in accordance with the terms of the Company Restricted Stock Plan consistent with past practice, provided that the vesting of such shares does not accelerate as a result of the Merger or the transactions contemplated by this Agreement and provided, further, that no such grant to purchase more than 1,000 shares of Company Common Stock shall be made to any individual, and (vi) transactions exclusively among the Company and its Subsidiaries shall be permitted;

        (c) except for transactions exclusively among the Company and its Subsidiaries, (i) issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money, or enter into any arrangement having the economic effect of any of the foregoing (other than in connection with accounts payable in the ordinary course of business or borrowings under the existing credit facilities of the Company or any of its Subsidiaries), (ii) make any loans, advances or capital contributions to, or investments in, any Person, (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Company Stock Options pursuant to the terms of the Company Stock Plans and the relevant written agreements evidencing the grant of Company Stock Options and repurchases of outstanding shares of Company Restricted Stock pursuant to the terms of the Company Restricted Stock Plan, (iv) make any material acquisition of any assets or businesses (including by merger, consolidation, acquisition of stock or assets, in-bound license transactions or otherwise) other than acquisitions the fair market value of the total consideration (including license, royalty or other fees) for which does not exceed, individually, $2,000,000 or, in the aggregate, $5,000,000 (provided that any such acquisition does not adversely affect the ability of Parent and the Company to obtain applicable approvals under the Antitrust Laws), or (v) sell, pledge, assign, dispose of, transfer, lease, securitize or materially encumber any businesses or


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
assets that are material to the Company and its Subsidiaries, taken as a whole (excluding Intellectual Property, which is addressed in Section 5.01(d)) other than (A) sales of inventory and other assets in the ordinary course of business,
(B) sales or dispositions of assets in one or a series of transactions having an aggregate value of $3,000,000 or less, and (C) divestitures pursuant to Section 5.11;

        (d) (i) sell, pledge, assign, dispose of, transfer, securitize, lease or materially encumber any material Company Owned Intellectual Property or material Company Licensed Intellectual Property, or (ii) except in the ordinary course of business, as reasonably prudent to the conduct of the business or as provided for in Company Material Contracts in effect as of the date hereof, (A) exclusively license, abandon or fail to maintain any material Company Owned Intellectual Property or material Company Licensed Intellectual Property, (B) grant, extend, amend (except as required in the diligent prosecution of the material Company Owned Intellectual Property), waive or modify any rights in or to any material Company Owned Intellectual Property or material Company Licensed Intellectual Property, (C) fail to diligently prosecute the Company's and its Subsidiaries' material patent applications, or (D) fail to exercise a right of renewal or extension under any Company Material License;

        (e) (i) enter into any Contract or arrangement that materially limits or otherwise materially restricts the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto from engaging or competing in any line of business or in any geographic area, (ii) vary its inventory practices in any material respect from its past practices, except as required by GAAP or by Law, or (iii) make any capital expenditure or expenditures (including leases and in-bound licenses) in the aggregate in excess of the aggregate amount set forth in the Company's budget provided to Parent prior to the date hereof (other than capital expenditures for unbudgeted repairs and maintenance in the ordinary course of business consistent with past practice);

        (f) grant, enter into or amend any employment, severance, change in control, special pay arrangement with respect to termination of employment or other similar arrangements or Contract with any directors, officers or employees of the Company or its Subsidiaries, except (i) pursuant to previously existing Contractual arrangements or policies between such current directors, officers or employees and the Company, (ii) pursuant to employment agreements entered into with a Person who is not already an officer of the Company in the ordinary course of business and is hired or promoted by the Company or one of its Subsidiaries after the date hereof in the ordinary course of business or (iii) to the minimum extent necessary to comply with Section 409A of the Code without increasing the benefits provided to any Person;

        (g) (i) increase the salary, benefits or monetary compensation of any directors, executive officers or employees, except (A) for increases in the ordinary course of business, (B) pursuant to previously existing Contractual arrangements, (C) in connection with the assumption by such employee of new or additional responsibilities or (D) to respond to offers of employment made by other Persons, or (ii) establish, adopt, enter into, or materially amend any, collective bargaining agreement or bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance plan, arrangement, trust, fund, policy or agreement, except to the minimum extent necessary to comply with Section 409A of the Code without increasing the benefits provided to any Person or as otherwise required by any other applicable Law;

        (h) (i) accelerate, amend or change the period of exercisability or vesting of options, restricted stock or similar awards under any Company Stock Plan, except to the minimum extent necessary in order to comply with Section 409A of the Code without accelerating the exercisability or vesting of any such award, or (ii) authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date hereof;

        (i) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

        (j) take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code;

        (k) adopt, enter into, or amend any Company Benefit Plan to materially increase the benefits, Liability, or obligations of any Company Benefit Plan or to accelerate the payment of benefits under any Company Benefit Plan, except (i) as involves any such then existing plans, agreements, trusts, funds or arrangements of any company acquired after the date hereof as permitted by this Agreement; or (ii) as required pursuant to existing Contractual arrangements or this Agreement;

        (l) change any method or principle of financial accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP as advised by the Company's regular independent accountants;

        (m) make any material Tax election or settle or compromise any material Tax liability or refund, or change any annual Tax accounting period or material method of Tax accounting, file any material amendment to a Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case, other than as required by Law;

        (n) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination or other similar extraordinary transaction;

        (o) take any action to render inapplicable, or to exempt any third Person from, (i) the provisions of Section 203 of the DGCL, or (ii) any other state takeover or similar Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

        (p) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger in Article VI not being satisfied; or

        (q) agree, authorize or otherwise to take any of the foregoing actions.


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
        Section 5.02. Conduct of Business by Parent Pending the Closing. Except for matters set forth in Section 5.02 of the Parent Disclosure Letter or otherwise expressly permitted by this Agreement (or as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent), from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers, key employees and key independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.02 of the Parent Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent), and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

        (a) (i) amend or propose to amend Parent's certificate of incorporation or bylaws or similar governing documents, or materially amend or propose to materially amend any of Parent's Subsidiaries' certificate of incorporation or bylaws or similar governing documents, (ii) split, combine or reclassify their outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to Parent or any of its Subsidiaries by a Subsidiary of Parent, (iv) merge or consolidate with any Person (other than a merger among wholly-owned Subsidiaries of Parent or a merger between Parent and its wholly-owned Subsidiaries), or (v) enter into any agreement with respect to the voting of its capital stock or other securities held by Parent or any of its Subsidiaries;

        (b) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that
(i) Parent may issue shares of Parent Common Stock upon exercise of Parent Stock Options outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (ii) or (iii) of this clause (b) or (B) in accordance with the terms of the Parent Rights Agreement as in effect on the date hereof, (ii) Parent may grant Parent Stock Options to purchase up to an aggregate of 75,000 shares of Parent Common Stock and 75,000 shares of restricted stock in accordance with the terms of the Parent Stock Plans consistent with past practice and with an exercise price per share of Parent Common Stock no less than the fair market value of a share of Parent Common Stock on the date of grant, (iii) in connection with Parent's annual year-end equity awards consistent with past practice, Parent may grant Parent Stock Options and restricted stock in accordance with the terms of the Parent Stock Plans consistent with past practice and, in respect of Parent Stock Options, with an exercise price per share of Parent Common Stock no less than the fair market value of a share of Parent Common Stock on the date of grant, (iv) Parent may grant Parent Stock Options pursuant to existing contractual relationships as set forth in Section 5.02(b) of the Parent Disclosure Letter, (v) Parent may issue one or more series of securities of Parent in connection with a

Financing consistent with the terms and conditions of this Agreement, the primary use of proceeds of which is to pay the Cash Merger Consideration, and
(vi) transactions exclusively among Parent and its Subsidiaries shall be permitted;

        (c) except for transactions exclusively among Parent and its Subsidiaries, (i) issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money, or enter into any arrangement having the economic effect of any of the foregoing (other than (A) in connection with accounts payable in the ordinary course of business, (B) borrowings under the existing credit facilities of Parent or any of its Subsidiaries, and (C) the issuance of one or more series of securities of Parent or the incurrence of indebtedness by Parent in connection with a Financing consistent with the terms and conditions of this Agreement, the primary use of proceeds of which is to pay the Cash Merger Consideration), (ii) make any loans, advances or capital contributions to, or investments in, any Person, other than loans, advances, capital contributions or investments that are not, in the aggregate, in excess of $25,000,000, (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Parent Stock Options pursuant to the terms of the Parent Stock Plans and the relevant written agreements evidencing the grant of Parent Stock Options, (iv) make any material acquisition of any assets or businesses (including by merger, consolidation, acquisition of stock or assets, in-bound license transactions or otherwise) other than acquisitions the fair market value of the total consideration (including license, royalty or other fees) for which does not exceed, in the aggregate, $25,000,000 (provided that any such acquisition does not materially and adversely affect the ability of Parent and the Company to obtain applicable approvals under the Antitrust Laws); or (v) sell, pledge, assign, dispose of, transfer, lease, securitize or materially encumber any businesses or assets (other than Parent Owned Intellectual Property or Parent Licensed Intellectual Property) that are material to Parent and its Subsidiaries, taken as a whole, other than (A) sales of inventory and other assets in the ordinary course of business, (B) sales or dispositions of assets in one or a series of transactions having an aggregate value of $25,000,000 or less, and (C) divestitures pursuant to Section 5.11;

        (d) (i) sell, pledge, assign, dispose of, transfer, securitize, lease or materially encumber any material Parent Owned Intellectual Property or material Parent Licensed Intellectual Property (except in connection with any Contract or arrangement related to obtaining Financing that is consistent with the terms and conditions of this Agreement, the primary use of proceeds of which is to pay the Cash Merger Consideration), or (ii) except in the ordinary course of business, as reasonably prudent to the conduct of the business or as provided for in Parent Material Contracts in effect as of the date hereof, (A) exclusively license, abandon or fail to maintain any material Parent Owned Intellectual Property or material Parent Licensed Intellectual Property, (B) grant, extend, amend (except as required in the diligent prosecution of the material Parent Owned Intellectual Property), waive or modify any rights in or to any material Parent Owned Intellectual Property or material Parent Licensed Intellectual Property, (C) fail to diligently prosecute Parent's and its Subsidiaries' material patent applications, or (D) fail to exercise a right of renewal or extension under any Parent Material License;

        (e) (i) enter into any Contract or arrangement that materially limits or otherwise materially restricts Parent or any of its Subsidiaries or any of their respective affiliates or any successor thereto from engaging or competing in any line of business or in any geographic area, or (ii) make any capital expenditure or expenditures, including leases and in-bound licenses (other than capital expenditures that are not, in the aggregate, in excess of $10,000,000 and (B) capital expenditures for unbudgeted repairs and maintenance in the ordinary course of business consistent with past practice);

        (f) except in the ordinary course of business, make any material Tax election or settle or compromise any material Tax liability or refund, or change any annual Tax accounting period or material method of Tax accounting, file any material amendment to a Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case, other than as required by Law;

        (g) take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code;

        (h) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration, except in the ordinary course of business;

        (i) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Parent is a party and which relates to a business combination or other similar extraordinary transaction;

        (j) take any action to render inapplicable, or to exempt any third Person from, (i) the provisions of Section 203 of the DGCL, or (ii) any other state takeover or similar Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

        (k) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger in Article VI not being satisfied; or

        (l) agree, authorize or otherwise to take any of the foregoing actions.

        Section 5.03. No Solicitation by the Company.

        (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, neither the Company nor any of its Subsidiaries nor any of the officers, directors or employees of the Company or its Subsidiaries shall, and the Company shall use reasonable best efforts to cause its and its Subsidiaries' attorneys, accountants, investment bankers, financial advisors, agents and other representatives ("Representatives") not to, directly or indirectly: (i) solicit, initiate, encourage or induce any inquiry with respect to, or the making, submission or announcement of, a Company Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, a Company Acquisition Proposal (except to disclose the existence of the provisions of this Section 5.03), or (iii) enter into any letter of intent or similar document or any Contract (whether binding or not) contemplating or otherwise


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
relating to a Company Acquisition Proposal. The Company and its Subsidiaries and their officers, directors and employees will immediately cease, and the Company shall use reasonable best efforts to cause its Representatives to cease, any and all existing discussions or negotiations with a Person with respect to a Company Acquisition Proposal. The Company shall as soon as practicable demand that each Person which has within the 12 months prior to the date of this Agreement executed a confidentiality agreement with the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person's consideration of a possible Company Acquisition Transaction to immediately return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished by the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives to such Person or any of its Affiliates or Subsidiaries or any of its or their Representatives.

        (b) Notwithstanding the provisions of Section 5.03(a), the Company may, in response to an unsolicited, bona fide written Company Acquisition Proposal from a Person (a "COMPANY POTENTIAL ACQUIROR") which the Company's Board of Directors determines in good faith, after consultation with a nationally recognized, independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Company Superior Proposal, take the following actions; provided that (x) the Company has first given Parent a written notice that states that the Company has received such Company Acquisition Proposal and otherwise includes the information set forth in Section 5.03(c) (a "COMPANY SUPERIOR PROPOSAL NOTICE"), and (y) such Company Acquisition Proposal was not solicited after the date hereof, was made after the date hereof and did not otherwise result from a breach of this Section 5.03:

            (i) furnish information to the Company Potential Acquiror; provided that (A) prior to furnishing any such information, the Company receives from the Company Potential Acquiror an executed confidentiality agreement containing terms at least as restrictive as the terms contained in the Confidentiality Agreement (a "COMPETING CONFIDENTIALITY AGREEMENT"); provided, however, that such Competing Confidentiality Agreement shall not be required to contain standstill provisions; provided, further, that, if any Competing Confidentiality Agreement does not contain a standstill provision or contains a standstill provision that is more favorable to the other party thereto than the terms of the Confidentiality Agreement, the Confidentiality Agreement shall automatically, and without any further action of the parties, be amended to delete (in the case where the Competing Confidentiality Agreement does not contain a standstill provision) or amended to restate (in the case where the Competing Confidentiality Agreement contains a standstill agreement with terms more favorable to the other party thereto than the standstill provisions set forth in the Confidentiality Agreement) the standstill provision in the Confidentiality Agreement to make the terms of the Confidentiality Agreement relating to the standstill consistent with the more favorable terms of the Competing Confidentiality Agreement, and (B) contemporaneously with furnishing any such nonpublic information to the Company Potential Acquiror, the Company furnishes such nonpublic information to Parent (or, with respect to any such nonpublic information that has previously been furnished to Parent or its Representatives, a list identifying such nonpublic information delivered to Parent and its Representatives); and


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
            (ii) participate or engage in discussions or negotiations with the Company Potential Acquiror with respect to such Company Acquisition Proposal.

        (c) As promptly as practicable (and, in any event, within 48 hours) after receipt of a Company Acquisition Proposal or any request for nonpublic information or inquiry which could reasonably be expected to lead to a Company Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Company Acquisition Proposal, request or inquiry, and the identity of the Person or group making such Company Acquisition Proposal, request or inquiry, and a copy of all written materials provided in connection with such Company Acquisition Proposal, request or inquiry. After receipt of such Company Acquisition Proposal, request or inquiry, the Company shall promptly keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of such Company Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Company Acquisition Proposal, request or inquiry.

        (d) For a period of not less than five (5) Business Days after Parent's receipt of each Company Superior Proposal Notice, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Company Acquisition Proposal that constituted a Company Superior Proposal no longer constitutes a Company Superior Proposal (a "FORMER COMPANY SUPERIOR PROPOSAL"). The terms and conditions of this Section 5.03 shall again apply to any inquiry or proposal made by any Person who withdraws or materially amends a Company Superior Proposal or who made a Former Company Superior Proposal (after withdrawal or after such time as their proposal is a Former Company Superior Proposal).

        (e) Neither the Company's Board of Directors nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company's Board of Directors of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar Contract relating to a Company Acquisition Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company's Board of Directors or any committee thereof may take any or all of the actions described in (i) and
(iii) above (in each case, a "COMPANY CHANGE OF RECOMMENDATION") if, prior to receipt of the Company Stockholder Approval:

            (w) The Company's Board of Directors shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be likely to constitute a violation of its fiduciary duties under applicable Law;

            (x) The Company's Board of Directors has notified Parent in writing of the determination described in clause (w) above; and

            (y) in the case of any such actions taken in connection with a Company Acquisition Proposal, at least five (5) Business Days following receipt by Parent of the notice required pursuant to clause (x) above, and taking into account any revised proposal made


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
by Parent since receipt of such notice, the Company's Board of Directors maintains its determination described in clause (w) above.

        (f) Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of a Company Acquisition Proposal (whether or not the Company Superior Proposal) or by a Company Change of Recommendation. The Company shall not submit to the vote of its stockholders a Company Acquisition Proposal, or propose to do so, prior to termination of this Agreement.

        (g) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act. Without limiting the foregoing, the Company shall not effect a Company Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.03(e).

        Section 5.04. No Solicitation by Parent.

        (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, neither Parent nor any of its Subsidiaries nor any of the officers, directors or employees of Parent or its Subsidiaries shall, and Parent shall use reasonable best efforts to cause its and its Subsidiaries' Representatives not to, directly or indirectly: (i) solicit, initiate, encourage or induce any inquiry with respect to, or the making, submission or announcement of, any Parent Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Parent Acquisition Proposal (except to disclose the existence of the provisions of this Section 5.04), or (iii) enter into any letter of intent or similar document or any Contract (whether binding or not) contemplating or otherwise relating to a Parent Acquisition Proposal. Parent and its Subsidiaries and their officers, directors and employees will immediately cease, and Parent shall use reasonable best efforts to cause its Representatives to cease, any and all existing discussions or negotiations with a Person with respect to a Parent Acquisition Proposal. Parent shall as soon as practicable demand that each Person which has within the 12 months prior to the date of this Agreement executed a confidentiality agreement with Parent or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person's consideration of a possible Parent Acquisition Transaction to immediately return or destroy (which destruction shall be certified in writing by such Person to Parent) all confidential information heretofore furnished by Parent or any of its Affiliates or Subsidiaries or any of its or their Representatives to such Person or any of its Affiliates or Subsidiaries or any of its or their Representatives.

        (b) Notwithstanding the provisions of Section 5.04(a), Parent may, in response to an unsolicited, bona fide written Parent Acquisition Proposal from a Person (a "PARENT POTENTIAL ACQUIROR") which Parent's Board of Directors determines in good faith, after consultation with a nationally recognized, independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Parent Superior Proposal, take the


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
following actions; provided, that (x) Parent has first given the Company written notice that states that Parent has received such Parent Acquisition Proposal and otherwise includes the information required by Section 5.04(c) (a "PARENT SUPERIOR PROPOSAL NOTICE"), and (y) such Parent Acquisition Proposal was not solicited after the date hereof, was made after the date hereof and did not otherwise result from a breach of this Section 5.04:

            (i) furnish information to the Parent Potential Acquiror; provided that (A) prior to furnishing any such information, Parent receives from the Parent Potential Acquiror a Competing Confidentiality Agreement; provided, however, that such Competing Confidentiality Agreement shall not be required to contain standstill provisions; provided, further, that if any Competing Confidentiality Agreement does not contain a standstill provision or contains a standstill provision that is more favorable to the other party thereto than the terms of the Confidentiality Agreement, the Confidentiality Agreement shall automatically, and without any further action of the parties, be amended to delete (in the case where the Competing Confidentiality Agreement does not contain a standstill provision) or amended to restate (in the case where the Competing Confidentiality Agreement contains a standstill agreement with terms more favorable to the other party thereto than the standstill provisions set forth in the Confidentiality Agreement) the standstill provision in the Confidentiality Agreement to make the terms of the Confidentiality Agreement relating to the standstill consistent with the more favorable terms of the Competing Confidentiality Agreement, and (B) contemporaneously with furnishing any such nonpublic information to the Parent Potential Acquiror, Parent furnishes such nonpublic information to the Company (or, with respect to any such nonpublic information that has previously been furnished to the Company or its Representatives, a list identifying such nonpublic information delivered to the Company and its Representatives); and

            (ii) participate or engage in discussions or negotiations with the Parent Potential Acquiror with respect to the Parent Acquisition Proposal.

        (c) As promptly as practicable (and, in any event, within 48 hours) after receipt of a Parent Acquisition Proposal or any request for nonpublic information or inquiry which could reasonably be expected to lead to an Parent Acquisition Proposal, Parent shall provide the Company with written notice of the material terms and conditions of such Parent Acquisition Proposal, request or inquiry, and the identity of the Person or group making such Parent Acquisition Proposal, request or inquiry, and a copy of all written materials provided in connection with such Parent Acquisition Proposal, request or inquiry. After receipt of such Parent Acquisition Proposal, request or inquiry, Parent shall promptly keep the Company informed in all material respects of the status and details (including material amendments or proposed material amendments) of such Parent Acquisition Proposal, request or inquiry and shall promptly provide to the Company a copy of all written materials subsequently provided in connection with such Parent Acquisition Proposal, request or inquiry.

        (d) For a period of not less than five (5) Business Days after the Company's receipt of each Parent Superior Proposal Notice, Parent shall, if requested by the Company, negotiate in good faith with the Company to revise this Agreement so that the Parent Acquisition Proposal that constituted a Parent Superior Proposal no longer constitutes a Parent Superior


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
Proposal (a "FORMER PARENT SUPERIOR PROPOSAL"). The terms and conditions of this
Section 5.04 shall again apply to any inquiry or proposal made by any Person who withdraws or materially amends a Parent Superior Proposal or who made a Former Parent Superior Proposal (after withdrawal or after such time as their proposal is a Former Parent Superior Proposal).

        (e) Neither Parent's Board of Directors nor any committee thereof shall
(i) withdraw or modify in a manner adverse to the Company or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to the Company or Merger Sub, the approval or recommendation by Parent's Board of Directors of the Share Issuance, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar Contract relating to a Parent Acquisition Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, a Parent Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, Parent's Board of Directors or any committee thereof may take any or all of the actions described in (i) and (iii) above (in each case, a "PARENT CHANGE OF RECOMMENDATION") if, prior to receipt of the Parent Stockholder Approval:

            (w) Parent's Board of Directors shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be likely to constitute a violation of its fiduciary duties under applicable Law;

            (x) Parent's Board of Directors has notified the Company in writing of the determination described in clause (w) above; and

            (y) in the case of any such actions taken in connection with a Parent Acquisition Proposal, at least five (5) Business Days following receipt by Company of the notice required pursuant to clause (x) above, and taking into account any revised proposal made by the Company since receipt of such notice, Parent's Board of Directors maintains its determination described in clause (w) above.

        (f) Notwithstanding anything to the contrary contained in this Agreement, the obligation of Parent to call, give notice of, convene and hold the Parent Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of a Parent Acquisition Proposal (whether or not a Parent Superior Proposal) or by a Parent Change of Recommendation. Parent shall not submit to the vote of its stockholders a Parent Acquisition Proposal, or propose to do so, prior to termination of this Agreement.

        (g) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from taking and disclosing to Parent's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act. Without limiting the foregoing, Parent shall not effect a Parent Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.04(e).

        Section 5.05. Access to Information; Confidentiality.

        (a) Parent and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, shall each afford to the other and its Representatives reasonable access during normal business hours upon reasonable notice throughout the period prior to the Effective Time to their respective officers, employees, Representatives, properties, books,


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
contracts, commitments, files and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel as the other party shall reasonably request. Notwithstanding the foregoing, neither Parent nor the Company shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of Contractual or legal restrictions, including applicable Laws, or which it believes is competitively sensitive information, but shall use its best efforts to obtain a consent to disclosure of such information. In addition, each party may designate any competitively sensitive information provided to the other under this Agreement as "outside counsel only." Such information shall be given only to outside counsel of the recipient. Each party will use reasonable best efforts to minimize any disruption to the businesses of the other party and its Subsidiaries which may result from the requests for access, data and information hereunder.

        (b) Each of Parent and the Company also will consult with the other party regarding its business in a prompt manner and on a regular basis. The Company and its officers and employees shall notify Parent of, and keep Parent informed of all material information regarding, any meeting or discussion with the FDA regarding product approvals of the Company. Parent and its officers and employees shall notify the Company of, and keep the Company informed of all material information regarding, any meeting or discussion with the FDA regarding product approvals of Parent.

        (c) All nonpublic information provided to, or obtained by, a party in connection with the transactions contemplated hereby shall be "Proprietary Information" for purposes of the Confidentiality Agreement dated November 17, 2004 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), the terms of which shall continue in force until the Effective Time; provided that Parent and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the Company Required Statutory Approvals, the Company Stockholder Approval and the Parent Stockholder Approval.

        (d) In addition, without limiting the foregoing, the Company shall (i) to the extent reasonably practicable, provide Parent with sufficient advance notice of intended written or electronic communications with the SEC regarding the investigation referred to in "Other Matters--Government Inquiry" under Item 3 of the Company 10-K (the "INVESTIGATION") to allow Parent to review and comment upon such communications, (ii) promptly notify Parent of the receipt of any communications (written or oral) from the SEC or its staff and of any request by the SEC or its staff for additional information related to the Investigation, and, with respect to the Investigation, shall supply Parent with
(A) full, complete and accurate copies of all correspondence between the Company or any of its Representatives and the SEC or its staff, and all information provided by the Company to the SEC or its staff, and (B) a full, accurate and complete description of all oral communications between the Company or any of its Representatives and the SEC or its staff, (iii) furnish Parent with all non-privileged information, files and records concerning and related to the Investigation as Parent may reasonably request, (iv) afford Parent and its Representatives reasonable access to the Company's officers, employees and Representatives concerning the Investigation, and (v) keep Parent fully informed of all material information and developments regarding the Investigation. The Company shall consider in good faith the views and comments of Parent and its Representatives with respect to all communications and disclosure made to the SEC or its staff and other actions taken relating to


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
the Investigation. The Company may designate any competitively sensitive information provided to Parent under this Agreement as "outside counsel only."

        Section 5.06. Employee Benefits.

        (a) From and after the Effective Time, Company Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of the Company (or their Subsidiaries), covered by such plans at the Effective Time until such time as Parent shall, subject to applicable Law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Company and its Subsidiaries (the "NEW BENEFIT PLANS"). Prior to the Effective Time, Parent and the Company shall cooperate in reviewing, evaluating and analyzing Company Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby. At such time as any New Benefit Plans are implemented, Parent will, and will cause its Subsidiaries to, with respect to all New Benefit Plans, (i) provide each employee of the Company or its Subsidiaries with service or other credit for all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of the Company or its Subsidiaries under any New Benefit Plan that is a welfare plan that such employees may be eligible to participate in after the Effective Time, to the extent that such employee would receive credit for such conditions under the corresponding welfare plan in which any such employee participated immediately prior to the Effective Time, (ii) provide each employee of the Company or its Subsidiaries with credit for any co-payments and deductibles paid in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plan that is a welfare plan that such employees are eligible to participate in after the Effective Time, (iii) provide each employee with credit for all service for purposes of eligibility, vesting and benefit accruals (but not for benefit accruals under any defined benefit pension plan) with the Company and its Subsidiaries, under each employee benefit plan, program, or arrangement of Parent or its Subsidiaries in which such employees are eligible to participate after the Effective Time, and (iv) provide benefits under medical, dental, vision and similar health and welfare plans that are in the aggregate no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service. Notwithstanding anything to the contrary in this Section 5.06, Parent shall have no obligation to provide any credit for service, co-payments, deductibles paid, or for any purpose, unless and until Parent has received such supporting documentation as Parent may reasonably deem to be necessary in order to verify the appropriate credit to be provided.

        (b) If requested by Parent at least seven (7) days prior to the Effective Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the last business day immediately preceding the Effective Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company's Board of Directors (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.


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
        (c) The foregoing notwithstanding, Parent shall, and shall cause its Subsidiaries to, honor in accordance with their terms all benefits accrued through the Effective Time under Company Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the Company Disclosure Letter.

        (d) Unless mutually agreed upon by the parties hereto, the Company shall terminate the Company ESPP in accordance with Section 2.07.

        (e) Nothing in this Section 5.06 shall be interpreted as preventing Parent from amending, modifying or terminating any of the Company Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable Law.

        Section 5.07. Registration Statement; Joint Proxy Statement; Stockholder Meetings; Listing of Shares.

        (a) As soon as is reasonably practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC proxy materials which shall constitute the Joint Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement (in which the Joint Proxy Statement will be included as a prospectus). Each of Parent and the Company shall use its commercially reasonable best efforts to have the Registration Statement declared effective under the Securities Act by the SEC as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby, and Parent shall take all commercially reasonable actions required to be taken under any applicable state blue sky or securities Laws in connection with the Share Issuance. Each party hereto shall furnish all information concerning it and the holders of its capital stock as the other party hereto may reasonably request in connection with such actions. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Registration Statement or for additional information, and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Registration Statement or the Merger.

        (b) If, at any time prior to the receipt of the Parent Stockholder Approval or the Company Stockholder Approval, any event occurs with respect to the Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, the Company shall promptly notify Parent of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent's or the Company's stockholders.


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
        (c) If, at any time prior to the receipt of the Parent Stockholder Approval or the Company Stockholder Approval, any event occurs with respect to Parent or any of its Subsidiaries, or any change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent's or the Company's stockholders.

        (d) The Company will, as promptly as reasonably practicable following the execution of this Agreement, duly take all lawful action to call, give notice of, convene and hold the Company Stockholders' Meeting for the purpose of obtaining the Company Stockholder Approval, which meeting shall be a special meeting of the Company's stockholders. In connection with the Company Stockholders' Meeting and the transactions contemplated hereby, the Company will
(i) subject to the fiduciary duties of its Board of Directors, use its commercially reasonable best efforts (including postponing or adjourning the Company Stockholders' Meeting to solicit additional proxies) to obtain the necessary approvals by its stockholders of this Agreement, the Merger and the other transactions contemplated hereby and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders' Meeting. Subject to Section 5.03(e), the Joint Proxy Statement shall contain the unqualified recommendation of the Company's Board of Directors that its stockholders vote in favor of the approval and adoption of this Agreement and the Merger.

        (e) Parent will, as promptly as reasonably practicable following the execution of this Agreement, duly take all lawful action to call, give notice of, convene and hold the Parent Stockholders' Meeting for the purpose of obtaining the Parent Stockholder Approval. In connection with the Parent Stockholders' Meeting and the transactions contemplated hereby, Parent will (i) subject to the fiduciary duties of its Board of Directors, use its commercially reasonable best efforts (including postponing or adjourning the Parent Stockholders' Meeting to solicit additional proxies) to obtain the necessary approvals by its stockholders of the Share Issuance and (ii) otherwise comply with all legal requirements applicable to the Parent Stockholders' Meeting. Subject to Section 5.04(e), the Joint Proxy Statement shall contain the unqualified recommendation of Parent's Board of Directors that its stockholders vote in favor of the Share Issuance.

        (f) Parent shall use its commercially reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of converted Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance.

        Section 5.08. Section 16 Matters. Prior to the Effective Time: (i) Parent's Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company, who may become a covered person of Parent for purposes of Section 16 (together with the rules and regulations thereunder, "SECTION 16") of the Exchange


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Act, of shares of Parent Common Stock or options to purchase shares of Parent
Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16; and (ii) the Company's Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company, who is a covered person of the Company for purposes of Section 16, of shares of Company Common Stock or Company Stock Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

        Section 5.09. Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to its business operations or this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with, or regulation of, any securities exchange on which the Company Common Stock or the Parent Common Stock, as applicable, are listed, will not issue any such press release or make any such public statement prior to receiving the other party's consent (which shall not be unreasonably withheld or delayed); provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 5.09.

        Section 5.10. Expenses and Fees.

        (a) Subject to Section 5.10(b) and Section 5.10(c), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with preparing, printing and filing the Registration Statement (including the Joint Proxy Statement), the listing of the Parent Common Stock on the NYSE and in connection with any required filings under the HSR Act shall be borne equally by Parent and the Company.

        (b) The Company agrees to pay to Parent the fees set forth below under the following circumstances:

            (i) If this Agreement is terminated pursuant to Section 7.01(c), then the Company shall pay Parent $10,000,000 within two (2) Business Days following termination by wire transfer of same-day funds to an account specified in writing by Parent.

            (ii) If (i) after the date of this Agreement and prior to the Company Stockholders' Meeting, any Person publicly announces a Company Acquisition Proposal which has not been expressly and bona fide publicly withdrawn, (ii) this Agreement is terminated by either the Company or Parent pursuant to Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(c) as a result of a breach of a covenant or other affirmative obligation, and
    (iii) within 12 months after the date of termination of this Agreement, the Company enters into a definitive agreement with respect to a Company Acquisition


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
    Transaction or consummates a Company Acquisition Transaction, then the Company shall pay to Parent by wire transfer of same-day funds $90,000,000 (the "COMPANY TERMINATION FEE"), less any amount paid by the Company to Parent pursuant to Section 5.10(b)(i) at the earlier of the date the Company enters into a definitive agreement providing for a Company Acquisition Transaction and the date of consummation of such the Company Acquisition Transaction. Solely for the purposes of this Section 5.10(b)(ii), the term "Company Acquisition Transaction" shall have the meaning assigned to such term in Section 8.03(a), except that all references to "15%" or "85%" shall be changed to "50%".

            (iii) If Parent terminates this Agreement pursuant to Section 7.01(e), the Company shall pay Parent the Company Termination Fee within two
    (2) Business Days following termination by wire transfer of same-day funds to an account specified in writing by Parent.

        (c) Parent agrees to pay to the Company the fees set forth below under the following circumstances:

            (i) If this Agreement is terminated pursuant to Section 7.01(d), then Parent shall pay the Company $10,000,000 within two (2) Business Days following termination by wire transfer of same-day funds to an account specified in writing by the Company. If this Agreement is terminated pursuant to Section 7.01(b)(iv), then Parent shall pay the Company $16,500,000 within two (2) Business Days following termination by wire transfer of same-day funds to an account specified in writing by the Company.

            (ii) If (i) after the date of this Agreement and prior to the Parent Stockholders' Meeting, any Person publicly announces a Parent Acquisition Proposal which has not been expressly and bona fide publicly withdrawn, (ii) this Agreement is terminated by either the Company or Parent pursuant to
    Section 7.01(b)(iv) or by the Company pursuant to Section 7.01(d) as a result of a breach of a covenant or other affirmative obligation, and (iii) within 12 months after the date of termination of this Agreement, Parent enters into a definitive agreement with respect to a Parent Acquisition Transaction or consummates a Parent Acquisition Transaction, then Parent shall pay to the Company by wire transfer of same-day funds $70,000,000 (the "PARENT TERMINATION FEE"), less any amount paid by Parent to the Company pursuant to Section 5.10(c)(i) or 5.10(c)(iv), at the earlier of the date Parent enters into a definitive agreement providing for a Parent Acquisition Transaction and the date of consummation of such Parent Acquisition Transaction. Solely for the purposes of this Section 5.10(c)(ii), the term "Parent Acquisition Transaction" shall have the meaning assigned to such term in Section 8.03(a), except that all references to "15%" or "85%" shall be changed to "50%".

            (iii) If the Company terminates this Agreement pursuant to Section 7.01(f), Parent shall pay the Company the Parent Termination Fee within two
    (2) Business Days following termination by wire transfer of same-day funds to an account specified in writing by the Company.


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
            (iv) If either party terminates this Agreement pursuant to Section 7.01(b)(i) or 7.01(b)(ii) and all other conditions to consummation of the Merger are satisfied or capable of then being satisfied and the sole reason that the Merger has not been consummated on or prior to the date of such termination is that one or more conditions set forth in Section 6.01(b) or
    Section 6.01(c) has not been satisfied due to the failure to obtain the necessary consents and approvals under Antitrust Laws or a judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall be in effect (including the effects of any such failure or acts) and such judgment, injunction, order or decree was issued under Antitrust Laws, then Parent shall pay the Company $10,000,000 within two (2) Business Days following termination by wire transfer of same-day funds to an account specified in writing by the Company; provided, however, that the Company shall not be entitled to such fee if, prior to or at the time of termination, (A) Parent is entitled to terminate this Agreement pursuant to
    Section 7.01(c) (excluding the notice provisions contained therein) or (B) the Company is in breach of its obligations set forth in Section 5.11 with respect to Antitrust Laws.

            (v) Notwithstanding the foregoing, Parent shall not be obligated to pay the Company a fee under both Section 5.10(c)(i) and Section 5.10(c)(iv).

        (d) Each of Parent and the Company acknowledges that the agreements contained in Sections 5.10(b) and 5.10(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if either party (the "DEFAULTING PARTY") fails promptly to pay the termination fee, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Defaulting Party for the termination fee, the Defaulting Party shall pay to the other party interest on the termination fee from and including the date payment of the termination fee was originally due to but excluding the date of actual payment at the prime rate of Bank of America, National Association in effect on the date such payment was originally required to be made. If applicable, the termination fee shall not be payable by a party more than once pursuant to this Section 5.10.

        Section 5.11. Agreement to Cooperate.

        (a) The Company and Parent shall each use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable Law to consummate and make effective the transactions contemplated hereby as promptly as practicable,
(ii) obtain from any Governmental Entity or any other third Person any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law. The Company and Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its


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advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Subject to Section 5.05, Parent and the Company shall use their reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

        (b) The Company and Parent agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts to obtain any government clearances or approvals required for the Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "ANTITRUST LAWS"), to obtain the expiration of any applicable waiting period under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. Parent shall have the right to determine and direct the strategy and process by which the parties will seek required approvals under Antitrust Laws; provided that Parent will consult with and consider in good faith the views of the Company in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding anything to the contrary in this Section 5.11, neither Parent nor any of its Subsidiaries shall be required to (i) license, divest, dispose of or hold separate any material assets or businesses of Parent or the Company or any of their respective Subsidiaries or otherwise take or commit to take any action that limits in any material respect its freedom of action with respect to, or its ability to retain, any of the assets or businesses of Parent or the Company or any of their respective Subsidiaries, or (ii) agree to or effect any license, divestiture, disposition or hold separate any business or take any other action or agree to any limitation that is not conditioned on the consummation of the Merger. The Company (x) shall not take or agree to take any action identified in clause (i) or (ii) of the immediately preceding sentence without the prior written consent of Parent and (y) if so requested by Parent, shall use reasonable best efforts to effect any license, divestiture, disposition or hold separate of any of the Company's assets or businesses necessary to obtain clearances or approvals required for the Closing under the Antitrust Laws, provided that such action is conditioned on the consummation of the Merger.

        (c) Each of Parent and the Company shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, their reasonable efforts to obtain any third Person consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Parent Disclosure Letter or the Company Disclosure Letter, as the case may be, or (iii) required to prevent a Parent Material Adverse Effect or a Company Material Adverse Effect from occurring prior to or after the Effective Time. If any party shall fail to obtain any consent from a third Person described in this subsection (c), such party will use its reasonable efforts, and will take any such actions reasonably requested by the other party hereto, to limit the adverse affect upon the Company and Parent, their respective


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Subsidiaries, and their respective businesses resulting, or that could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

        (d) Parent and the Company shall promptly (and, in any event, within 24 hours) advise the other orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively. The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        Section 5.12. Directors' and Officers' Indemnification.

        (a) Parent shall, to the fullest extent permitted by Law, and shall cause the Surviving Corporation to, honor all of the Company's and its Subsidiaries' obligations to indemnify the current or former directors or officers of the Company or any of its Subsidiaries, and any person who becomes an officer or director of the Company or any of its Subsidiaries, for acts or omissions by such directors and officers occurring prior to the Effective Time, whether pursuant to the Company's or any Subsidiary's Certification of Incorporation, bylaws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger. For a period of six years following the Effective Time, the certificates of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries shall contain, and Parent shall cause the certificates of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries to contain, provisions no less favorable with respect to indemnification and exculpation of such directors and officers than are presently set forth in the Company's and its Subsidiary's Certification of Incorporation and bylaws.

        (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company; provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "MAXIMUM PREMIUM"); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium; provided, further, if Parent in its sole discretion elects, by giving written notice to the Company at least thirty days prior to the Effective Time, then, in lieu of the foregoing insurance,


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effective as of the Effective Time, the Company shall purchase a directors' and officers' liability insurance "tail" or "runoff" insurance program for a period of six years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount at least equal to the annual aggregate coverage limit under the Company's existing directors and officers liability policy, and in all other respects shall be with reputable and financially sound carriers and no less advantageous on the whole to such existing coverage). Parent and the Surviving Corporation shall maintain such "tail" policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.12(b) for so long as such "tail" policy shall be maintained in full force and effect. Company represents to Parent that the Maximum Premium is as set forth in Section 5.12(b) of the Company Disclosure Letter.

        (c) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.12. The obligations of Parent and the Surviving Corporation under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.12 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.12 applies shall be third party beneficiaries of this Section 5.12).

        Section 5.13. Rule 145. The Company shall, promptly after the date hereof and prior to the mailing of the Joint Proxy Statement, deliver to Parent a list setting forth the names of all Persons the Company expects to be, at the time of the Company's Stockholders' Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing the list and shall supplement such list to reflect any Person that later becomes an "affiliate" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable best efforts to cause each Person who is identified as an affiliate in the list furnished or supplemented pursuant to this Section 5.13 to execute a written agreement, promptly following the date hereof, in substantially the form of Exhibit A hereto.

        Section 5.14. Tax Free Merger.

        (a) Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to cause the Merger to qualify, and shall use its commercially reasonable efforts not to, and not to permit or cause any of its Subsidiaries to, take any action (including any action otherwise permitted by Section 5.01 in the case of the Company or Section 5.02 in the case of Parent) that could reasonably be expected to prevent or impede the Merger from qualifying, as a "reorganization" within the meaning of Section 368(a) of the Code.


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
        (b) Unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and the Company shall report the Merger as a "reorganization" within the meaning of
Section 368(a) of the Code.

        (c) The parties hereto shall cooperate and use their commercially reasonable efforts in order for Parent to obtain the opinion of Latham & Watkins LLP described in Section 6.01(f) and for the Company to obtain the opinion of Morrison & Foerster LLP described in Section 6.01(g). In connection therewith, both Parent (together with Merger Sub) and the Company shall deliver to Latham & Watkins LLP and Morrison & Foerster LLP representation letters, dated and executed as of the dates of such opinions, in substantially the form attached to this Agreement as Exhibits B and C, respectively.

        Section 5.15. Stockholder Litigation.

            (a) In the event a stockholder litigation related to this Agreement or the transactions contemplated hereby is brought, or threatened, against the Company and/or the members of the Company's Board of Directors, the Company shall have the right to control the defense of such litigation; provided, however, that the Company shall engage Morrison & Foerster LLP or such other counsel that is reasonably acceptable to Parent. The Company shall promptly notify Parent of any such stockholder litigation brought, or threatened, against the Company and/or the members of the Company's Board of Directors and shall provide Parent with updates and such information as Parent shall reasonably request with respect to the status of the litigation and discussions between the parties thereto (unless the provision of such updates and information could reasonably be expected to result in a loss of attorney-client privilege). The Company shall give Parent the opportunity to participate in the defense of and settlement discussions with respect to such litigation and shall not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless Parent shall have consented in writing to such payment or settlement, which consent shall not be unreasonably withheld.

            (b) In the event a stockholder litigation related to this Agreement or the transactions contemplated hereby is brought, or threatened, against Parent and/or the members of Parent's Board of Directors, Parent shall have the right to control the defense of such litigation; provided, however, that Parent shall engage Latham & Watkins LLP or such other counsel that is reasonably acceptable to the Company. Parent shall promptly notify the Company of any such stockholder litigation brought, or threatened, against Parent and/or the members of Parent' Board of Directors and shall provide the Company with updates and such information as the Company shall reasonably request with respect to the status of the litigation and discussions between the parties thereto (unless the provision of such updates and information could reasonably be expected to result in a loss of attorney-client privilege). Parent shall give the Company the opportunity to participate in the defense of and settlement discussions with respect to such litigation and shall not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless the Company shall have consented in writing in such payment or settlement, which consent shall not be unreasonably withheld.

        Section 5.16. Control of Other Party's Business. Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of any other party prior to the consummation of the


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Merger. Prior to the consummation of the Merger, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        Section 5.17. Rights Agreements.

        (a) The Company covenants and agrees that it will not (i) redeem the Company Rights, or (ii) amend the Company Rights Agreement prior to the termination of this Agreement unless, and only to the extent that, it is required to do so by order of a court of competent jurisdiction. The Company's Board of Directors shall not make a determination that Parent, Merger Sub or any of their respective "Affiliates" or "Associates" (as such terms are defined in the Company Rights Agreement) is, by virtue of this Agreement or any action contemplated by this Agreement, an "Acquiring Person" (as such term is defined in the Company Rights Agreement) for purposes of the Company Rights Agreement. The Company shall not adopt a new stockholder rights plan or "poison pill."

        (b) Parent covenants and agrees that it will not (i) redeem the Parent Rights, or (ii) amend the Parent Rights Agreement prior to the termination of this Agreement unless, and only to the extent that, it is required to do so by order of a court of competent jurisdiction. Parent's Board of Directors shall not make a determination that the Company, Merger Sub or any of their respective "Affiliates" or "Associates" (as such terms are defined in the Parent Rights Agreement) is, by virtue of this Agreement or any action contemplated by this Agreement, an "Acquiring Person" (as such term is defined in the Parent Rights Agreement) for purposes of the Parent Rights Agreement. Parent shall not adopt a new stockholder rights plan or "poison pill."

        Section 5.18. Board of Directors. At or prior to the Effective Time, the Board of Directors of Parent shall take all action necessary so that, effective immediately following the Effective Time, (i) Mitchell S. Rosenthal, M.D., Nicholas L. Teti, Joy A. Amundson (or, in the event that Ms. Amundson is unable to serve as a director, such other current director of the Company selected by the nominating committee of Parent's Board of Directors) and Terry E. Vandewarker shall be appointed to Board of Directors of Parent, with Mr. Rosenthal being placed in a class with a term expiring in 2005, Ms. Amundson (or such other current director of the Company determined by the nominating committee of Parent's Board of Directors) and Mr. Vandewarker being placed in a class with a term expiring in 2006 and Mr. Teti being placed in a class with a term expiring in 2007, and (ii) the audit committee of Parent's Board of Directors shall consist of four members, including two current members of Parent's Board of Directors and Mr. Vandewarker and Ms. Amundson (or, in the event that Ms. Amundson is unable to serve as a director, such other current director of the Company selected by the nominating committee of Parent's Board of Directors). Certain management designations anticipated by the parties to be effected at the Effective Time are set forth on Schedule 5.18 of the Company Disclosure Letter.

        Section 5.19. Financing.

        (a) Without limiting Sections 5.05 or 5.11, the Company agrees to use its reasonable best efforts to provide, and to use its reasonable best efforts to cause the Subsidiaries of the Company and the respective officers, employees and independent auditors of the Company and the subsidiaries of the Company to provide, cooperation in connection with the arrangement of any financing to be consummated in order to fund the Cash Merger Consideration to be paid


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pursuant to this Agreement (each, a "FINANCING"), including without limitation, reasonable participation in meetings and road shows; the provision of information relating to the Financing reasonably requested by Parent; and reasonable assistance in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents of Parent. Notwithstanding this Section 5.19(a), the Company shall not be required to provide any information which it reasonably believes it may not provide to another party by reason of Contractual or legal restrictions, including applicable Laws, or which it believes is competitively sensitive information, but shall use its best efforts to obtain a consent to disclosure of such information. In addition, the Company may designate any competitively sensitive information provided to the other under this Section 5.19(a) as "outside counsel only." Such information shall be given only to outside counsel of the recipient. Parent will use reasonable best efforts to minimize any disruption to the businesses of the Company and its Subsidiaries which may result from the requests for access, data and information hereunder.

        (b) Prior to the Closing, Parent shall obtain all financing required for the transactions contemplated by this Agreement. Any Financing shall, in the reasonable judgment of Parent, be on reasonable terms. Parent acknowledges that, notwithstanding any conditions stated in the Financing Commitment Letter, Parent's and Merger Sub's obligations to have sufficient funds and sufficient authorized but unissued shares of Parent Common Stock to consummate the Merger and the other transactions contemplated by this Agreement are not conditioned upon the consummation of any Financing.

        (c) Without limiting Section 5.05, Parent shall keep the Company reasonably informed of the status of any contemplated or proposed Financing. Without limiting the generality of the foregoing, Parent shall (i) notify the Company promptly of any proposed or executed amendments to the Financing Commitment Letter, (ii) provide to the Company copies of any other commitment letters and any definitive agreements entered into by Parent or any of its Affiliates in connection with the Financing Commitment Letter or any alternative Financing, and all notices and all proposed or executed amendments or modifications regarding any such documents or arrangements, (iii) notify the Company of any assertion by any lender under the Financing Commitment Letter or any other commitment letter or definitive agreements entered into in relation to a Financing that any condition contained in the Financing Commitment Letter or any other commitment letter or definitive agreements entered into in relation to a Financing has not been satisfied or cannot be satisfied at the time such condition is required to be satisfied, and (iv) discuss with the Company at the Company's reasonable request the status of any contemplated or proposed Financing.

        Section 5.20. Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.


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                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

        Section 6.01. Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

        (a) (i) The Company shall have obtained the Company Stockholder Approval and (ii) Parent shall have obtained the Parent Stockholder Approval;

        (b) No judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger; provided, however, that prior to asserting this condition, subject to
Section 5.11, each of the parties shall have used its reasonable efforts to prevent the entry of any such judgment, injunction, order or decree;

        (c) (i) All consents, approvals, orders or authorizations from, and all material declarations, filings and registrations with, any Governmental Entity, including all necessary approvals under any applicable Antitrust Laws, required to consummate the Merger and the other transactions contemplated by this Agreement shall have been obtained or made, except for such consents, approvals, orders, authorizations, material declarations, filings and registrations, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (for purposes of this clause, after giving effect to the Merger), and (ii) the waiting period (and any extension thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated;

        (d) The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC;

        (e) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

        (f) Parent shall have received a written opinion of Latham & Watkins LLP, in form and substance reasonably acceptable to it, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Merger Sub and the Company, in substantially the forms attached hereto as Exhibits B and C. The condition set forth in this
Section 6.01(f) shall not be waivable after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure;

        (g) The Company shall have received a written opinion of Morrison & Foerster LLP, in form and substance reasonably acceptable to it, dated as of the Closing Date to


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the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the Company Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Merger Sub and the Company, in substantially the forms attached hereto as Exhibits B and C. The condition set forth in this
Section 6.01(g) shall not be waivable after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure; and

        (h) There shall not be pending any suit, action or proceeding by any Governmental Entity in any court of competent jurisdiction seeking to prohibit the consummation of the Merger or any other transaction contemplated by this Agreement or that would otherwise cause a Company Material Adverse Effect or a Parent Material Adverse Effect; provided that, if the court of competent jurisdiction dismisses or renders a final decision denying a Governmental Entity's request for an injunction in such suit, action or proceeding, then four
(4) Business Days following such dismissal or decision, this condition to closing shall, with respect to such suit, action or proceeding, thereafter be deemed satisfied whether or not such Governmental Entity appeals the decision of such court or files an administrative complaint before the Federal Trade Commission.

        Section 6.02. Conditions to the Obligations of Parent. The obligation of Parent to consummate the Merger is subject to the satisfaction of the following further conditions:

        (a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

        (b) The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) would not, individually or in the aggregate, result in a Company Material Adverse Effect;

        (c) Since the date of this Agreement, there shall not have been any state of facts, events, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

        (d) Parent shall have received a certificate signed by an executive officer of the Company indicating that the conditions set forth in clauses (a) and (b) of this Section 6.02 have been satisfied;

        (e) Effective demands under Section 262 of the DGCL shall not have been received by the Company with respect to more than 10.0% of the outstanding shares of Company


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Common Stock; and

        (f) The Investigation (including the facts and circumstances related thereto) shall not have prevented Parent from obtaining Financing consistent with the terms and conditions set forth in the Financing Commitment Letter; provided, however, that Parent shall have used commercially reasonable efforts to obtain such Financing.

        Section 6.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following:

        (a) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

        (b) The representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) would not, individually or in the aggregate, result in a Parent Material Adverse Effect;

        (c) Since the date of this Agreement, there shall not have been any state of facts, events, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

        (d) The Company shall have received a certificate signed by an executive officer of Parent indicating that the conditions set forth in clauses (a) and
(b) of this Section 6.03 have been satisfied; and

        (e) Parent shall have the funds necessary to pay the Cash Merger Consideration.

                                  ARTICLE VII

                                  TERMINATION

        Section 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company and/or Parent):

        (a) by mutual written consent of Parent and the Company;

        (b) by either Parent or the Company:

            (i) if the Merger has not been consummated on or before December 19, 2005 (such date, as it may be extended under clause (A) of this paragraph, the


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"TERMINATION DATE"); provided, however, that (A) the Termination Date may be extended by either party (by written notice thereof to the other party), from time to time, for an additional period of time not to exceed forty-three days if
(y) if Parent has been unable to obtain funds on terms satisfactory to Parent sufficient to pay the full amount of the Cash Merger Consideration or (z) all other conditions to consummation of the Merger are satisfied or capable of then being satisfied and the sole reason that the Merger has not been consummated by such date is that one or more conditions set forth in Section 6.01(b), Section 6.01(c) or Section 6.01(d) has not been satisfied due to the failure to obtain the necessary consents and approvals under Antitrust Laws or a judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall be in effect, and Parent or the Company are still attempting to obtain such necessary consents and approvals under Antitrust Laws or are contesting the refusal of the relevant Governmental Entity to give such consents or approvals or the entry of any such judgment, injunction, order or decree by a Governmental Entity or through other applicable proceedings, and (B) the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of or resulted in the failure of the Merger to be consummated by the Termination Date;

            (ii) if any Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

            (iii) if, upon a vote at a duly held meeting (or at any adjournment or postponement thereof) to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; or

            (iv) if, upon a vote at a duly held meeting (or at any adjournment or postponement thereof) to obtain the Parent Stockholder Approval, the Parent Stockholder Approval is not obtained;

        (c) by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 6.02(a) or Section 6.02 (b) and (y) cannot be cured prior to the Termination Date; provided that Parent shall have given the Company written notice, delivered at least ten (10) Business Days prior to such termination, stating Parent's intention to terminate this Agreement pursuant to this Section 7.01(c) and the basis for such termination;

        (d) by the Company, if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (y) cannot be cured prior to the Termination Date; provided that the Company shall have given Parent written notice, delivered at least ten (10) Business Days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 7.01(d) and the basis for such termination;


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
        (e) by Parent, if (i) the Company's Board of Directors shall have effected a Company Change of Recommendation or resolved to do so; (ii) the Company's Board of Directors shall have approved or recommended to the Company's stockholders a Company Acquisition Proposal or resolved to do so; (iii) a tender offer or exchange offer for shares of Company Common Stock is commenced (other than by Parent or any of its Affiliates) and the Company's Board of Directors recommends that the Company's stockholders tender their shares in such tender or exchange offer or such Board of Directors fails to recommend that the Company's stockholders reject such tender or exchange offer within ten (10) Business Days after receipt of Parent's request to do so; or (iv) for any reason the Company fails to call, hold or convene the Company Stockholders' Meeting on or before the fifth Business Day prior to the Termination Date; provided that (A) Parent's right to terminate this Agreement under clause (iv) shall not be available if at such time (y) the Company would be entitled to terminate this Agreement under Sections 7.01(b)(ii), (d) or (f) or (z) the conditions set forth in Sections 6.01(a)(ii), (b), (c), (d) or (h) shall not have been satisfied, and (B) with respect to clauses (i) and (ii), it being understood that neither disclosure of any competing proposal that is not being recommended by the Company's Board of Directors nor disclosure of any facts or circumstances, together with a statement that the Company's Board of Directors continues to recommend approval of this Agreement and the Merger, shall be considered to be a Company Change of Recommendation; or

        (f) by the Company, if (i) Parent's Board of Directors shall have effected a Parent Change of Recommendation or resolved to do so; (ii) Parent's Board of Directors shall have approved or recommended to Parent's stockholders a Parent Acquisition Proposal or resolved to do so; (iii) a tender offer or exchange offer for outstanding shares of Parent Common Stock is commenced (other than by the Company or any of its affiliates) and Parent's Board of Directors recommends that Parent's stockholders tender their shares in such tender or exchange offer or such Board of Directors fails to recommend that Parent's stockholders reject such tender or exchange offer within ten (10) Business Days after receipt of the Company's request to do so; or (iv) for any reason Parent fails to call, hold or convene the Parent Stockholders' Meeting on or before the fifth Business Day prior the Termination Date; provided that (A) the Company's right to terminate this Agreement under clause (iv) shall not be available if at such time (y) Parent would be entitled to terminate this Agreement under Sections 7.01(b)(ii), (c) or (e) or (z) the conditions set forth in Sections 6.01(a)(i), (b), (c), (d) or (h) shall not have been satisfied, and (B) with respect to clauses (i) and (ii), it being understood that neither disclosure of any competing proposal that is not being recommended by Parent's Board of Directors nor disclosure of any facts or circumstances, together with a statement that Parent's Board of Directors continues to recommend approval of the Share Issuance, shall be considered to be a Parent Change of Recommendation.

The party desiring to terminate this Agreement pursuant to Section 7.01 (other than pursuant to Section 7.01(a)) shall give written notice of such termination to the other parties.

        Section 7.02. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company prior to the Effective Time pursuant to the provisions of Section 7.01, this Agreement shall forthwith become void, and there shall be no Liability or further obligation on the part of Parent, the Company or Merger Sub or their respective officers or directors (except as set forth in Sections 5.05(c), 5.10 and Article VIII, all


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
of which shall survive the termination). Nothing in this Section 7.02 shall relieve any party from Liability for any willful and material breach of this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

        Section 8.01. Non-Survival of Representations and Warranties. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) upon personal delivery, (ii) one (1) Business Day after being sent via a nationally recognized overnight courier service if overnight courier service is requested or (iii) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice) set forth below:

        If to Parent, to:

        Medicis Pharmaceutical Corporation
        8125 North Hayden Road
        Scottsdale, Arizona 85258-2463
        Attention:    Chief Financial Officer
        Facsimile:    (602) 808-3888

        with copies to:

        Latham & Watkins LLP
        650 Town Center Drive, Suite 2000
        Costa Mesa, California 92626
        Attention:    Charles K. Ruck, Esq.
                      R. Scott Shean, Esq.
        Facsimile:    (714) 755-8290

        If to the Company, to:

        Inamed Corporation
        5540 Ekwill Street
        Santa Barbara, California 93111-2936
        Attention:    General Counsel
        Facsimile:    (805) 692-5409


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
        with copies to:

        Morrison & Foerster LLP
        3811 Valley Centre Drive, Suite 500
        San Diego, California 92130-2332
        Attention:    Scott M. Stanton
        Facsimile:    (858) 720-5125

        Section 8.03. Defined Terms.

        (a) For purposes of this Agreement:

        "ACTION" means any claim, suit, action, proceeding or investigation.

        An "AFFILIATE" of any Person shall mean another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

        "BUSINESS DAY" means any day, other than (i) a Saturday or a Sunday or
(ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Los Angeles, California.

        "COMPANY ACQUISITION PROPOSAL" means any offer or proposal with respect to a potential or proposed the Company Acquisition Transaction.

        "COMPANY ACQUISITION TRANSACTION" means any (a) merger, consolidation, business combination or similar transaction involving the Company or any of its Significant Subsidiaries pursuant to which the stockholders of the Company immediately prior to such transaction would own less than 85% of the aggregate voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) sale, lease, exclusive license or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of the Company or its Subsidiaries representing 15% or more of the consolidated assets of the Company and its Subsidiaries, (c) issuance, sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, (d) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding voting capital stock of the Company or (e) any combination of the foregoing (other than the Merger).

        "COMPANY ERISA AFFILIATE PLAN" shall mean each material employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of any ERISA Affiliate of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or contributed to by any ERISA Affiliate of the Company or


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
any of its Subsidiaries or to which any ERISA Affiliate of the Company or any of its Subsidiaries contributes or is obligated to contribute or with respect to which any ERISA Affiliate of the Company or any of its Subsidiaries has or may have any Liability or obligations, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA or any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit or similar arrangement, agreement, plan, program or policy.

        "COMPANY KEY PRODUCT" shall mean any product or line of products which, in any of the preceding three calendar years, generated more than 5% of the Company's or any of its Subsidiary's net revenue for that year and any product which the Company reasonably expects to generate more than 5% of the Company's or any Subsidiary's net revenue in any of the next five years, but in any event including the products sold or to be sold under the following trademarks and trade names: Lap-Band System, BIB (BioEntrerics Intragastric Balloon System), BioDimensional, 410 Signature Series, Biospan, McGhan, McGhan, Reloxin, Dysport, Cosmoderm, Cosmoplast, Hylaform, Captique, Zyderm, Zyplast Hydrafill, Hydrafill, JuveDerm or Juvinox.

        "COMPANY LICENSED INTELLECTUAL PROPERTY" means all material Intellectual Property licensed to the Company or any of its Subsidiaries.

        "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change, event, development or effect that (i) is materially adverse to the business or financial condition of the Company and its Subsidiaries, taken as a whole, except for any such change, event, development or effect resulting from or arising out of (A) changes or developments in the medical device and specialty pharmaceutical industries generally (which changes or developments, in each case, do not disproportionately affect the Company in any material respect), (B) changes or developments in financial or securities markets or the economy in general (which changes or developments, in each case, do not disproportionately affect the Company in any material respect), (C) any change in the Company's stock price or trading volume, in and of itself, (D) any failure by the Company to meet published revenue or earnings projections, in and of itself, (E) any changes resulting from or arising out of the announcement of this Agreement or actions pursuant to (and required by) this Agreement, or (F) the determination by, or the delay of a determination by, the FDA, or any panel or advisory body empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any of the Company's products, or (ii) that prevents the Company from fulfilling its obligation to consummate the Merger.

        "COMPANY OWNED INTELLECTUAL PROPERTY" means all material Intellectual Property owned by the Company or any of its Subsidiaries.

        "COMPANY PARTNER" means any Person which manufactures, develops, packages, processes, labels, tests or distributes products pursuant to a development, commercialization, manufacturing, supply, testing or other collaboration arrangement with the Company or any of its Subsidiaries.


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
        "COMPANY REGISTERED BRAND NAME" means all trademarks, trade names, brand names, and service marks registered by the Company or any of its Subsidiaries in any country throughout the world.

        "COMPANY RESTRICTED STOCK" shall mean the Company Common Stock subject to the rights to acquire unvested shares outstanding under the Company Restricted Stock Plan.

        "COMPANY RESTRICTED STOCK PLAN" shall mean the Company's 2003 Restricted Stock Plan.

        "COMPANY STOCK PLANS" shall mean the Company's Non-Employee Director's Stock Option Plan, the Company's 1998 Stock Option Plan, the Company's 1999 Director's Stock Election Plan, the Company's 1999 Stock Option Plan, the Company's 2000 Stock Option Plan, the Company's 2003 Outside Director Compensation Plan, the Company's 2004 Performance Stock Option Plan, the Company Restricted Stock Plan, the Standalone Option Agreements and any other plan or arrangement under which the Company or its subsidiaries grants equity-based awards.

        "COMPANY SUPERIOR PROPOSAL" means an unsolicited, bona fide written offer made by a Company Potential Acquiror to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that are more favorable to the Company's stockholders than the terms of the Merger, taking into account, among other matters, all legal, financial, regulatory and other aspects of such offer and the Company Potential Acquiror, including (i) the likelihood and timing of consummation, (ii) any amendments to or modifications of this Agreement that Parent has offered at the time of determination and (iii) such other factors deemed relevant by the Company's Board of Directors.

        "COMPANY UNREGISTERED BRAND NAME" means all (i) trademarks, trade names, brand names, and service marks for which the Company or any of its Subsidiaries has filed an application with the U.S. Patent and Trademark Office or any foreign equivalent office and (ii) material trademarks, trade names, brand names, and service marks used by the Company or any of its Subsidiaries but not registered in any country anywhere in the world.

        "CONTRACT" means any agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, covenants not to sue, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied (each, including all amendments thereto).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

        "ERISA AFFILIATE" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 52 or 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "ENVIRONMENTAL LAW(S)" means any and all applicable international, federal, state, or local Laws or rule of common Law, permits, restrictions and licenses, which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), or any other law of similar effect.

        "ENVIRONMENTAL PERMITS" means any material permit, license, authorization or approval required under applicable Environmental Laws.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

        "FDA" means the U.S. Food and Drug Administration.

        "FDCA" means the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations of the FDA promulgated thereunder.

        "GAAP" means United States generally accepted accounting principles.

        "GOOD CLINICAL PRACTICES" means the FDA's standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314, 320, 812, and 814 of the Code of Federal Regulations.

        "GOOD LABORATORY PRACTICES" means the FDA's standards for conducting non clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations.

        "GOOD MANUFACTURING PRACTICES" means the requirements set forth in the quality systems regulations for medical devices contained in Title 21 part 820 of the Code of Federal Regulations, and the good manufacturing practice regulations for finished pharmaceutical or drug products contained in Title 21 parts 210 and 211 of the Code of Federal Regulations.

        "GOVERNMENTAL ENTITY" means any foreign, federal, state, local or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority.

        "HAZARDOUS SUBSTANCES" means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical


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compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

        "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "INTELLECTUAL PROPERTY" means all intellectual property or other proprietary rights of every kind, foreign and domestic, including (i) patents, patent applications (including any provisionals, continuations, divisions, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, PCT international applications, and all foreign counterparts), statutory invention certificates, copyrights, mask works, industrial designs, URLs, domain names, trademarks, service marks, logotypes, brand names, trade dress and trade names, (ii) all rights in, applications for, registrations of any of the foregoing, (iii) moral rights, rights to use a natural person's name and likeness, publicity rights,
(iv) trade secrets, confidential information, inventions, discoveries, improvements, modifications, know-how, techniques, methods, data, embodied or disclosed in any computer programs; product specifications; manufacturing, assembly, testing, clinical trials, patient surveys, physician surveys, surgical methods, educational programs, and (v) all good will related to any of the foregoing.

        "IRS" means Internal Revenue Service.

        "KNOWLEDGE" shall mean the actual knowledge of the executive officers of the Company or Parent, as the case may be.

        "LAW" means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, treaty, convention, compact, protocol or arbitration award or finding.

        "LIABILITY OR LIABILITIES" mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

        "LIENS" means any mortgage, deed of trust, deed to secure debt, title retention agreement, pledge, lien, encumbrance, security interest, conditional or installment sale agreement, charge or other claims of third parties of any kind.

        "MULTIEMPLOYER PLAN" means any "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

        "NYSE" means the New York Stock Exchange, Inc.

        "PARENT ACQUISITION PROPOSAL" means any offer or proposal with respect to a potential or proposed Parent Acquisition Transaction.


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        "PARENT ACQUISITION TRANSACTION" means any (a) merger, consolidation, business combination or similar transaction involving Parent or any of its Significant Subsidiaries pursuant to which the stockholders of Parent immediately prior to such transaction would own less than 85% of the aggregate voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) sale, lease, exclusive license or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of Parent or its Subsidiaries representing 15% or more of the consolidated assets of Parent and its Subsidiaries, (c) issuance, sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Parent, (d) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding voting capital stock of Parent or (e) any combination of the foregoing (other than the Merger).

        "PARENT ERISA AFFILIATE PLAN" shall mean each material employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of any ERISA Affiliate of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or contributed to by any ERISA Affiliate of the Company or any of its Subsidiaries or to which any ERISA Affiliate of the Company or any of its Subsidiaries contributes or is obligated to contribute or with respect to which any ERISA Affiliate of the Company or any of its Subsidiaries has or may have any Liability or obligations, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA or any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit or similar arrangement, agreement, plan, program or policy.

        "PARENT KEY PRODUCT" shall mean any product or line of products which, in any of the preceding three calendar years, generated more than 5% of Parent's or any of its Subsidiary's net revenue for that year and any product which Parent reasonably expects to generate more than 5% of the Company's or any Subsidiary's net revenue in any of the next five years, but in any event including the products sold or to be sold under the following trademarks and trade names: Restylane, Loprox, Dynacin, Plexion and Triaz.

        "PARENT LICENSED INTELLECTUAL PROPERTY" means all material Intellectual Property licensed to Parent or any of its Subsidiaries.

        "PARENT MATERIAL ADVERSE EFFECT" shall mean any change, event, development or effect that (i) is materially adverse to the business or financial condition of Parent and its Subsidiaries, taken as a whole, except for any such change, event, development or effect resulting from or arising out of
(A) changes or developments in the medical device and specialty pharmaceutical industries generally (which changes or developments, in each case, do not disproportionately affect Parent in any material respect), (B) changes or developments in financial or securities markets or the economy in general (which changes or developments, in


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each case, do not disproportionately affect Parent in any material respect), (C)
any change in Parent's stock price or trading volume, in and of itself, (D) any failure by Parent to meet published revenue or earnings projections, in and of itself, (E) any changes resulting from or arising out of the announcement of this Agreement or actions pursuant to (and required by) this Agreement, or (F) the determination by, or the delay of a determination by, the FDA, or any panel or advisory body empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any of Parent's products, or (ii) that prevents Parent from fulfilling its obligation to consummate the Merger.

        "PARENT OWNED INTELLECTUAL PROPERTY" means all material Intellectual Property owned by Parent or any of its Subsidiaries.

        "PARENT PARTNER" means any Person which manufactures, develops, packages, processes, labels or tests or distributes products pursuant to a development, commercialization, manufacturing, supply, testing or other collaboration arrangement with Parent or any of its Subsidiaries.

        "PARENT REGISTERED BRAND NAME" means all trademarks, trade names, brand names, and service marks registered by Parent or any of its Subsidiaries in any country throughout the world.

        "PARENT RESTRICTED STOCK" shall mean the Parent Common Stock subject to the rights to acquire unvested shares outstanding under the Parent Restricted Stock Plan.

        "PARENT RESTRICTED STOCK PLAN" shall mean Parent's 2001 Senior Executive Restricted Stock Plan.

        "PARENT STOCK OPTION" means any option to purchase Parent Common Stock granted under the Parent Stock Plans or otherwise.

        "PARENT STOCK PLANS" means Parent's 1992 Stock Option Plan, Parent's 1995 Stock Option Plan, Parent's 1998 Stock Option Plan, Parent's 2001 Senior Executive Restricted Stock Plan, Parent's 2002 Stock Option Plan, Parent's 2004 Stock Incentive Plan and any other plan or arrangement under which Parent grants equity-based awards.

        "PARENT SUPERIOR PROPOSAL" means an unsolicited, bona fide written offer made by a Parent Potential Acquiror to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Parent or a majority of the total outstanding voting securities of Parent and as a result of which the stockholders of Parent immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that are more favorable to Parent's stockholders than the terms of the Merger, taking into account, among other matters, all legal, financial, regulatory and other aspects of such offer and the Parent Potential Acquiror, including (i) the likelihood and timing of consummation, (ii) any amendments to or modifications of this Agreement that the Company has offered at the time of determination and
(iii) such other factors deemed relevant by Parent's Board of Directors.


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
        "PARENT UNREGISTERED BRAND NAME" means all (i) trademarks, trade names, brand names, and service marks for which Parent or any of its Subsidiaries has filed an application with the U.S. Patent and Trademark Office or any foreign equivalent office and (ii) material trademarks, trade names, brand names, and service marks used by Parent or any of its Subsidiaries but not registered in any country anywhere in the world.

        "PERSON" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

        "SEC" means the Securities and Exchange Commission.

        "SECURITIES ACT" means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

        "SHARE ISSUANCE" means the issuance of Parent Common Stock pursuant to
Section 2.01(a)(i).

        "SIGNIFICANT SUBSIDIARY" shall mean as such term is defined in Rule 1-02 of Regulation S-X of the Exchange Act.

        "SOX" means the Sarbanes-Oxley Act of 2002.

        "STANDALONE OPTION AGREEMENTS" shall mean the Option Agreement between the Company and Nicholas L. Teti, dated July 23, 2001 and the Option Agreement between the Company and Hani Zeini, dated September 28, 2001.

        "SUBSIDIARY" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        "TAX" or "TAXES" means all taxes of whatever kind or nature, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any Governmental Entity or Tax authority (domestic or foreign).

        "TAX RETURNS" means any report, return (including information return), claim for refund, or statement relating to Taxes or required to be filed with any Tax authority (domestic or foreign), including any schedule or attachment thereto, and including any amendments thereof.

        "WARNING LETTER" is a letter issued by the FDA for an alleged violation of regulatory significance which provides individuals and firms an opportunity to take voluntary corrective action.

        (b) The following terms are defined elsewhere in this Agreement, as indicated below:

TERM                                                       REFERENCE
----                                                       ---------
1999 Option Plan.........................................  Section 2.06(a)
2000 Option Plan.........................................  Section 2.06(a)
Aggregate Cash Amount....................................  Section 2.02(c)(ii)
Aggregate Company Share Number...........................  Section 2.02(c)(iii)
Aggregate Dissenter's Value..............................  Section 2.02(c)(i)
Aggregate Parent Share Number............................  Section 2.02(c)(iv)
Aggregate Parent Stock Value.............................  Section 2.02(c)(v)
Agreement................................................  Preamble
Antitrust Laws...........................................  Section 5.11(b)
Assigned Repurchase Rights...............................  Section 2.08
Cash Merger Consideration................................  Section 2.01(a)(i)(B)
Certificate..............................................  Section 2.04(b)
Certificate of Merger....................................  Section 1.02
Closing..................................................  Section 1.02
Closing Date.............................................  Section 1.02
Closing Parent Stock Price...............................  Section 2.02(c)(vi)
Closing Transaction Value................................  Section 2.02(c)(vii)
Code.....................................................  Preamble
Company..................................................  Preamble
Company 10-K.............................................  Section 3.06
Company Benefit Plans....................................  Section 3.13(a)
Company Change of Recommendation.........................  Section 5.03(e)
Company Common Stock.....................................  Section 2.01(a)
Company Disclosure Letter................................  Article III Preamble
Company ESPP.............................................  Section 2.07
Company Financial Advisor................................  Section 3.20
Company Leases...........................................  Section 3.17(b)
Company Material Contracts...............................  Section 3.11(a)
Company Material Leased Real Property....................  Section 3.17(b)
Company Material Licenses................................  Section 3.16(b)
Company Owned Real Property..............................  Section 3.17(a)
Company Permits..........................................  Section 3.10(a)
Company Potential Acquiror...............................  Section 5.03(b)
Company Preferred Stock..................................  Section 3.02(a)
Company Purchase Rights..................................  Section 3.02(a)
Company Qualified Plans..................................  Section 3.13(d)
Company Required Statutory Approvals.....................  Section 3.04(d)
Company Rights...........................................  Section 2.01(c)


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
TERM                                                       REFERENCE
----                                                       ---------
Company Rights Agreement.................................  Section 2.01(c)
Company SEC Documents....................................  Section 3.05(a)
Company Stock Options....................................  Section 2.06(b)
Company Stockholder Approval.............................  Section 3.04(a)
Company Stockholders' Meeting............................  Section 3.09
Company Superior Proposal Notice.........................  Section 5.03(b)
Company Termination Fee..................................  Section 5.10(b)(ii)
Competing Confidentiality Agreement......................  Section 5.03(b)(i)
Confidentiality Agreement................................  Section 5.05(c)
Conversion Options.......................................  Section 2.06(b)
Convertible Notes........................................  Section 4.02(a)
Defaulting Party.........................................  Section 5.10(d)
DGCL.....................................................  Preamble
Dissenting Shares........................................  Section 2.03
Effective Time...........................................  Section 1.02
Exchange Agent...........................................  Section 2.04(a)
Exchange Fund............................................  Section 2.04(a)
Exchange Options.........................................  Section 2.06(a)
Exchange Ratio...........................................  Section 2.01(a)(i)(A)
FCPA.....................................................  Section 3.22
Financing................................................  Section 5.19(a)
Financing Commitment Letter..............................  Section 4.23
Former Company Superior Proposal.........................  Section 5.03(d)
Former Parent Superior Proposal..........................  Section 5.04(d)
Investigation............................................  Section 5.05(d)
Joint Proxy Statement....................................  Section 3.09
Maximum Premium..........................................  Section 5.12(b)
Merger...................................................  Preamble
Merger Consideration.....................................  Section 2.01(a)(i)(B)
Merger Sub...............................................  Preamble
New Benefit Plans........................................  Section 5.06(a)
Option Exchange Ratio....................................  Section 2.06(a)
Parent...................................................  Preamble
Parent 10-K..............................................  Section 4.06
Parent 10-Q..............................................  Section 4.06
Parent Benefit Plans.....................................  Section 4.13(a)
Parent Change of Recommendation..........................  Section 5.04(e)
Parent Class B Stock.....................................  Section 4.02(a)
Parent Common Stock......................................  Section 2.01(a)(i)(A)
Parent Disclosure Letter.................................  Article IV Preamble
Parent Financial Advisors................................  Section 4.20
Parent Leases............................................  Section 4.17(b)
Parent Material Contracts................................  Section 4.11(a)
Parent Material Leased Real Property.....................  Section 4.17(b)
Parent Material Licenses.................................  Section 4.16(b)


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
TERM                                                       REFERENCE
----                                                       ---------
Parent Permits...........................................  Section 4.10(a)
Parent Potential Acquiror................................  Section 5.04(b)
Parent Preferred Stock...................................  Section 4.02(a)
Parent Qualified Plans...................................  Section 4.13(d)
Parent Required Statutory Approvals......................  Section 4.04(d)
Parent Rights............................................  Section 2.01(c)
Parent Rights Agreement..................................  Section 2.01(c)
Parent SEC Documents.....................................  Section 4.05(a)
Parent Stockholder Approval..............................  Section 4.04(a)
Parent Stockholders' Meeting.............................  Section 3.09
Parent Superior Proposal Notice..........................  Section 5.04(b)
Parent Termination Fee...................................  Section 5.10(c)(ii)
Patent Litigations.......................................  Section 5.18
Program..................................................  Section 3.18(h)
Registration Statement...................................  Section 3.09
Representatives..........................................  Section 5.03(a)
Repurchase Rights........................................  Section 2.08
Section 16...............................................  Section 5.08
Stock Merger Consideration...............................  Section 2.01(a)(i)(A)
Surviving Corporation....................................  Section 1.01
Termination Date.........................................  Section 7.01(b)(i)
Unit.....................................................  Section 2.06(b)

        Section 8.04. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 8.05. Miscellaneous. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) irrevocably and unconditionally consents to submit itself to the jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it


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
will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action on the Court of Chancery of the State of Delaware, and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

        Section 8.06. Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        Section 8.07. Amendments; Extensions.

        (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained; provided that, after the Company Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders of the Company without the further approval of such stockholders and, after the Parent Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders of Parent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        (b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein (except as specifically provided in Sections 6.01(f) and 6.01(g)); provided that after the Company Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the Company without the further approval of such stockholders and after the Parent Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders of Parent without the further approval of such stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 8.08. Entire Agreement. This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter), the letter agreement (with respect to paragraphs 8 and 9 only) dated as of March 18, 2005 by and among Q-Med AB, Parent and the Company, and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 5.12, which are intended for the benefit of the Company's former and present officers and directors and Article I hereof.

        Section 8.09. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

        Section 8.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

        Section 8.11. Disclosure. Any matter disclosed in any section of a party's Disclosure Letter shall be considered disclosed for other sections of such Disclosure Letter, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party's Disclosure Letter in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

                            [SIGNATURE PAGE FOLLOWS]


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
        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                      MEDICIS PHARMACEUTICAL CORPORATION



                                      By: /s/ Jonah Shacknai
                                         ---------------------------------------
                                         Jonah Shacknai
                                         Chairman of the Board and Chief
                                         Executive Officer


                                      Masterpiece Acquisition Corp.



                                      By: /s/ Jonah Shacknai
                                         ---------------------------------------
                                         Jonah Shacknai
                                         President


                                      INAMED CORPORATION



                                      By: /s/ Nicholas L. Teti
                                         ---------------------------------------
                                         Nicholas L. Teti
                                         Chairman, President and Chief Executive
                                         Officer


                                      101